Filed Pursuant to Rule 424(b)(3)
Registration No. 333-136978
PROSPECTUS
$255,000,000
Allis-Chalmers Energy Inc.
Offer to Exchange
All Outstanding 9.0% Senior Notes due 2014
for
9.0% Senior Notes due 2014
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON JANUARY 5, 2007, UNLESS EXTENDED
The Notes
      We are offering to exchange all of our outstanding 9.0% Senior Notes due 2014, which we refer to as the old notes, for our new 9.0% Senior Notes due 2014, which we refer to as the new notes. We refer to the old notes and new notes collectively as the notes.
Terms of The Exchange Offer:

•	The terms of the new notes will be substantially identical to the old notes, except that the new notes will not be subject to transfer restrictions or registration rights relating to the old notes. The new notes will represent the same debt as the old notes, and will be issued under the same indenture.

•	The old notes are, and the new notes will be, guaranteed on a senior unsecured basis by all of our current and future domestic restricted subsidiaries, other than certain immaterial subsidiaries. The old notes are not, and the new notes will not be, guaranteed by our current or future foreign subsidiaries.

•	Interest on the new notes will accrue from July 15, 2006 at the rate of 9.0% per annum, payable on January 15 and July 15 of each year, beginning on January 15, 2007.

•	We will exchange an equal principal amount of all old notes for new notes that you validly tender and do not validly withdraw before the exchange offer expires. We do not currently intend to extend the exchange offer.

•	You may withdraw tenders of the old notes at any time prior to the expiration of the exchange offer.

•	The exchange of old notes for new notes will not be a taxable event for United States federal income tax purposes.

•	We will not receive any proceeds from this exchange offer.

•	There is no existing market for the new notes to be issued, and we do not intend to apply for their listing on any securities exchange or arrange for them to be quoted on any quotation system.
      See the section entitled “Description of Notes” that begins on page 60 for more information about the notes.
       This investment involves risks. See the section entitled “Risk Factors” that begins on page 14 for a discussion of the risks that you should consider in connection with your investment in the notes.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”
The date of this prospectus is January 3, 2007.

ABOUT THIS PROSPECTUS
      The information in this prospectus is not complete and may be changed. You should rely only on the information contained or incorporated by reference in this prospectus or any other documents to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.
      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC. You should read this prospectus together with the registration statement, the exhibits thereto and the additional information described under the headings “Where You Can Find More Information.”

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
       This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements contained or incorporated by reference in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described in “Risk Factors” beginning on page 14. You should read that section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or in the case of a document incorporated by reference, the date of such document. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.
NON-GAAP FINANCIAL MEASURES
       The SEC has adopted rules to regulate the use of “non-GAAP financial measures” such as EBITDA, that are derived on the basis of methodologies other than in accordance with generally accepted accounting principles, or GAAP. EBITDA is a non-GAAP financial measure that complies with Securities Act regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. We define EBITDA in this prospectus accordingly.
      EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, EBITDA:

•	does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

•	does not reflect the effect of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.
In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA differently from the way that we do, limiting its usefulness as a comparative measure. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.

INDUSTRY AND MARKET DATA
       We have obtained some industry and market share data from third-party sources that we believe are reliable. In many cases, however, we have made statements in this prospectus or in documents incorporated by reference in this prospects regarding our industry and our position in the industry based on estimates made based on our experience in the industry and our own investigation of market conditions. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the industry and market data included or incorporated by reference in this prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of any such information.
DEFINITIONS

“air drilling”	A technique in which oil, natural gas, or geothermal wells are drilled by creating a pressure within the well that is lower than the reservoir pressure. The result is increased rate of penetration, reduced formation damage, and reduced drilling costs.

“blow-out preventors”	A large safety device placed on the surface of an oil or natural gas well to control high pressure well bores.

“booster”	A machine that increases the pressure and/or volume of air when used in conjunction with a compressor or a group of compressors.

“capillary tubing”	A small diameter tubing installed in producing wells and through which chemicals are injected to enhance production and reduce corrosion and other problems.

“casing”	A pipe placed in a drilled well to secure the well bore and formation.

“choke manifolds”	An arrangement of pipes, valves and special valves on the rig floor that controls pressure during drilling by diverting pressure away from the blow-out preventors and the annulus of the well.

“coiled tubing”	A small diameter tubing used to service producing and problematic wells and to work in high pressure applications during drilling, production and workover operations.

“directional drilling”	The technique of drilling a well while varying the angle of direction of a well and changing the direction of a well to hit a specific target.

“double studded adapter”	A device that joins two dissimilar connections on certain equipment, including valves, piping, and blow out preventors.

“drill pipe”	A pipe that attaches to the drill bit to drill a well.

“heavy weight spiral drill pipe”	A heavy drill pipe used for special applications primarily in directional drilling. The ‘spiral’ design increases flexibility and penetration of the pipe.

“horizontal drilling”	The technique of drilling wells at a 90-degree angle.

“laydown machines”	A truck mounted machine used to move drill pipe, casing and tubing onto a pipe rack (from which a derrick crane lifts the drill pipe, casing and tubing and inserts it into the well).

“mist pump”	A drilling pump that uses mist as the circulation medium for injecting small amounts of foaming agent, corrosion agent and other chemical solutions into the well.

“spacer spools”	High pressure connections which are stacked to elevate the blow-out preventors to the drilling rig floor.

“straight hole drilling”	The technique of drilling that allows very little or no vertical deviation.

“test plugs”	A device used to test the connections of well heads and blow-out preventors.

“torque turn service” or “torque turn equipment”	A monitoring device to insure proper makeup of the casing.

“tubing”	A pipe placed inside the casing to allow the well to produce.

“tubing work strings”	The tubing used on workover rigs through which high pressure liquids, gases or mixtures are pumped into a well to perform production operations.

“wear bushings”	A device placed inside a wellhead to protect the wellhead from wear.
WHERE YOU CAN FIND MORE INFORMATION
       We have filed a registration statement with the SEC under the Securities Act that registers the issuance and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.
      We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.alchenergy.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. However, information on our website and our other SEC filings mentioned above are not incorporated into this prospectus and are not a part of this prospectus.

INCORPORATION BY REFERENCE
       The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:

•	our annual report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 22, 2006, as amended by Amendment No. 1 to such report, as filed with the SEC on May 1, 2006, and Amendment No. 2 to such report, as filed with the SEC on July 24, 2006, which we refer to collectively as our 2005 Form 10-K;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2006, as filed with the SEC on May 10, 2006, as amended by Amendment No. 1 to such report, as filed with the SEC on July 24, 2006, which we refer to collectively as our First Quarter 2006 Form 10-Q;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2006, as filed with the SEC on August 14, 2006, which we refer to as our Second Quarter 2006 Form 10-Q;

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2006, as filed with the SEC on November 8, 2006, as amended by Amendment No. 1 to such report, as filed with the SEC on December 29, 2006, which we refer to collectively as our Third Quarter 2006 Form 10-Q;

•	our current reports on Form 8-K and 8-K/ A, as filed with the SEC on January 24, 2006, February 1, 2006 (three reports), February 3, 2006, February 24, 2006, April 3, 2006, April 6, 2006, April 25, 2006, April 28, 2006, May 9, 2006, June 16, 2006, July 17, 2006, July 27, 2006, August 9, 2006, August 14, 2006 (two reports), August 23, 2006, September 18, 2006, September 29, 2006, October 19, 2006, October 26, 2006, December 1, 2006, December 14, 2006, December 19, 2006, December 26, 2006 and December 29, 2006; and

•	our current reports on Form 8-K and 8-K/ A containing additional information required by Rule 3-05 and Article 11 of Regulation S-X, as filed with the SEC on April 5, 2005, May 6, 2005, June 10, 2005, July 15, 2005 and September 2, 2005.
      All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until our offering is completed, or after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

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      We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:
Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056
(713) 369-0550
Attn: Investor Relations
      To obtain timely delivery of documents incorporated by reference in this prospectus, you must request such documents no later than five business days prior to the expiration date of the exchange offer.

PROSPECTUS SUMMARY
       This summary is not complete. It highlights selected information contained elsewhere or incorporated by reference in this prospectus. You should read this entire prospectus (including the information incorporated by reference) carefully, including the information under the heading “Risk Factors,” our financial statements and the notes to those financial statements. Unless the context requires otherwise, references in this prospectus to “Allis-Chalmers,” “we,” “us,” “our” or “ours” refer to Allis-Chalmers Energy Inc., together with its subsidiaries. In this prospectus, when we refer to Oil & Gas Rental, we mean Oil & Gas Rental Services, Inc., when we refer to Petro Rentals, we mean Petro-Rentals, Incorporated, when we refer to DLS, we mean DLS Drilling, Logistics & Services Corporation, and when we refer to Specialty, we mean Specialty Rental Tools, Inc.
Our Company
       We are a multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies, domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, Arkansas, offshore in the Gulf of Mexico, and internationally in Argentina and Mexico. Please see “Our Business” beginning on page 34 of this prospectus for more information about our business.
Business Segments
      Our six business segments are:
      Rental Tools. We provide specialized rental equipment, including premium drill pipe, heavy weight spiral drill pipe, tubing work strings, blow out preventors, choke manifolds and various valves and handling tools, for both onshore and offshore well drilling, completion and workover operations.
      International Drilling. With our recent acquisition of DLS in August 2006, we entered into the contract drilling and workover services business. DLS provides drilling, completion, workover and related services for oil and natural gas wells in Argentina. DLS also offers a wide variety of other oilfield services such as drilling fluids and completion fluids and engineering and logistics to complement its customers’ field organization.
      Directional Drilling Services. We employ approximately 79 full-time directional drillers utilizing state-of-the-art equipment for well planning and engineering services, directional drilling packages, downhole motor technology, well site directional supervision, exploratory and development re-entry drilling, downhole guidance services and other drilling services, including logging-while-drilling and measurement-while-drilling services.
      Casing and Tubing Services. We provide specialized equipment and trained operators for a variety of pipe handling services, including installing casing and tubing, changing out drill pipe and retrieving production tubing for both onshore and offshore drilling and workover operations.
      Compressed Air Drilling Services. We provide compressed air equipment, drilling bits, hammers, drilling chemicals and other specialized drilling products for underbalanced drilling applications. With a combined fleet of over 130 compressors and boosters, we believe we are one of the largest providers of compressed air or underbalanced drilling services in the United States.
      Production Services. We provide a variety of quality production-related rental tools and equipment and services, including wire line services, land and offshore pumping services and coil tubing. We also provide specialized equipment and trained operators to install and retrieve capillary tubing, through which chemicals are injected into producing wells to increase production and reduce corrosion, and workover services with coiled tubing units.
Competitive Strengths
      Our competitive strengths are:
      Strategic position in high growth markets. We focus on markets we believe are growing faster than the overall oilfield services industry. We are a significant provider of products and services in directional drilling, air drilling and in production-related services employing coiled tubing and capillary tubing.
      Strong relationships with diversified customer base. We have strong relationships with many of the major and independent oil and natural gas producers and service companies in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, Arkansas, offshore in the Gulf of Mexico, Argentina and Mexico. Our largest customers include Anadarko Petroleum, Apache Corporation, BHP-Billiton, BP, Chevron, ConocoPhilips, Dominion Resources, El Paso Corporation, Materiales y Equipo Petroleo S.A. de C.V., or Matyep, McMoran Oil & Gas, Murphy Oil, Newfield Exploration, Occidental Petroleum Corporation, Pan American Energy, Petrohawk Energy, Remington Oil and Gas, Repsol-YPF and Total Austral.
      Successful execution of growth strategy. Over the past five years, we have grown both organically and through successful acquisitions of competing businesses. Since 2001, we have completed 19 acquisitions. We strive to improve the operating performance of our acquired businesses by increasing their asset utilization and operating efficiency.
      Diversified and increased cash flow sources. We operate as a diversified oilfield service company through our six business segments. We believe that our product and service offerings and geographical presence through our six business segments provide us with diverse sources of cash flow. Our acquisition of DLS provides greater international presence coupled with relatively stable long-term drilling contracts. Our acquisition of Petro Rentals significantly enhances our production-related services and equipment, and our recent acquisition of substantially all the assets of Oil & Gas Rental further expands our rental tools segment significantly and increases our offshore and international operations.
      Experienced management team. Our executive management team has extensive experience in the energy sector, and consequently has developed strong and longstanding relationships with many of the major and independent exploration and production companies.
Business Strategy
      Mitigate cyclical risk through balanced operations. We strive to mitigate cyclical risk in the oilfield service sector by balancing our operations between onshore versus offshore; drilling versus production; rental tools versus service; domestic versus international; and natural gas versus crude oil. We will continue to shape our organic and acquisition growth efforts to provide further balance across these five categories.
      Expand geographically to provide greater access and service to key customer segments. We have locations in Texas, New Mexico, Colorado, Oklahoma and Louisiana in order to enhance our proximity to customers and more efficiently serve their needs. Our recent acquisition of DLS expanded our geographic footprint into Argentina. We plan to continue to establish new locations in the United States and internationally.
      Prudently pursue strategic acquisitions. To complement our organic growth, we seek to opportunistically complete, at attractive valuations, strategic acquisitions that will be accretive to earnings, complement our products and services, expand our geographic footprint and market presence, and further diversify our customer base.
      Expand products and services provided in existing operating locations. Since the beginning of 2003, we have made approximately $53.5 million in capital expenditures to grow our business organically by expanding our product and service offerings.
      Increase utilization of assets. We seek to grow revenues and enhance margins by continuing to increase the utilization of our rental assets with new and existing customers.
Recent Developments
Acquisition of Petro Rentals
      On October 17, 2006, we completed the acquisition of all of the outstanding stock of Petro Rentals, based in Broussard, Louisiana. The purchase price of Petro Rentals consisted of $29.8 million in cash, which includes the payment of approximately $9.5 million of debt, and 246,761 shares of our common stock. The acquisition was funded with cash on hand remaining from our recent equity and debt securities offerings completed in August 2006. Petro Rentals serves both the onshore and offshore markets from its division offices in Broussard, Houma and Arcadia, Louisiana as well as from Alvin, Texas. Petro Rentals provides a variety of quality production-related rental tools and equipment and services, including wire line services and equipment, land and offshore pumping services and coiled tubing.
      You should read Petro Rentals’ historical financial statements and the pro forma financial information with respect to our acquisition of Petro Rentals, which are included in our Current Report on Form 8-K/ A filed with the SEC on December 14, 2006. That report is incorporated by reference in this prospectus.
Acquisition of Oil & Gas Rental Assets
      On December 18, 2006, we completed the acquisition of substantially all the assets of Oil & Gas Rental, a Louisiana-based corporation that provides rental tools to both offshore and onshore exploration and production companies. The purchase price consisted of $291.0 million in cash and 3.2 million shares of our common stock. In connection with this acquisition, we entered into an investor rights agreement with Oil & Gas Rental that, among other things, grants Oil & Gas Rental common stock registration rights and the right to designate one nominee for election to our board of directors.
      The Oil & Gas Rental assets include an extensive inventory of premium rental equipment, including drill pipe, spiral heavy weight drill pipe, tubing work strings, landing strings, blow out preventors, choke manifolds and various valves and handling tools for oil and natural gas drilling. Included in this acquisition were Oil & Gas Rental’s facilities in Morgan City, Louisiana and Victoria, Texas, which principally serve the Gulf of Mexico. Historically, Oil & Gas Rental has also provided rental equipment internationally in Malaysia, Colombia, Russia, Mexico and Canada. This acquisition has improved our offshore presence with a majority of Oil & Gas Rental’s revenues being derived from offshore projects which tend to require heavy capital expenditures over many years and are the least likely to have rigs laid down if natural gas or crude oil prices soften.
      You should read Oil & Gas Rental’s historical financial statements and the pro forma financial information with respect to our acquisition of Oil & Gas Rental’s assets, which are included in our Current Report on Form 8-K filed with the SEC on December 19, 2006. That report is incorporated by reference in this prospectus.

Appointment of New President and Chief Operating Officer; Increase in Board Seats
      David Wilde, our prior President and Chief Operating Officer, resigned effective as of December 19, 2006 in order to pursue other opportunities. Upon Mr. Wilde’s resignation, our board of directors appointed Burt A. Adams as our new President and Chief Operating Officer. Mr. Adams joined our company as the tenth member and Vice Chairman of our board of directors on December 18, 2006, when we completed our acquisition of substantially all the assets of Oil & Gas Rental, where he served as President and Chief Executive Officer from 1996 through 2006.
      Pursuant to the corporate governance rules of the American Stock Exchange, a majority of the members of our board of directors must be “independent” in the meaning of such rules. Following the appointment of Burt A. Adams to the board, we currently have five independent and five non-independent directors. Our board of directors has therefore increased the number of seats comprising our entire board from ten to eleven in order to add an additional independent director. The nominating committee of our board is currently evaluating candidates to fill the newly created independent director position, and we expect our board to fill the new position promptly upon receiving the nomination by the nominating committee.

      Our principal executive offices are located at 5075 Westheimer, Suite 890, Houston, Texas 77056, and our telephone number at that address is (800) 997-9534. Our website address is www.alchenergy.com. However, information contained on our website is not incorporated by reference into this prospectus, and you should not consider the information contained on our website to be part of this prospectus.

Summary of the Terms of the Exchange Offer

Initial Offering of Notes	On January 18, 2006, we completed a private offering of $160,000,000 principal amount of our 9.0% senior notes 2014. On August 14, 2006, we completed a private offering of an additional $95,000,000 principal amount of notes of the same series. In this prospectus, we refer to the notes that we issued in the January 2006 and August 2006 offerings as our old notes. We entered into a registration rights agreement with the initial purchasers in each private offering in which we agreed, among other things, to use our commercially reasonable efforts to complete this exchange offer. The following summary highlights selected information from this prospectus concerning the exchange offer and may not contain all of the information that is important to you. We encourage you to read the entire prospectus carefully.

Registration Rights Agreements	Pursuant to the registration rights agreements among us, the Guarantor parties thereto and the initial purchasers entered into in connection with the private placements of the old notes, we have agreed to offer to exchange the old notes for up to $255,000,000 principal amount of 9.0% Senior Notes due 2014 that are being offered hereby. We refer to the notes issued for the old notes in this exchange offer as the new notes. We have filed the registration statement of which this prospectus forms a part to meet our obligations under the registration rights agreements. If we fail to satisfy these obligations, we will be required to pay liquidated damages to holders of the old notes under specified circumstances.

The Exchange Offer	We are offering to exchange all old notes for the same aggregate principal amount of new notes, the offers and sales of which have been registered under the Securities Act. The old notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will exchange all old notes for new notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration date of the exchange offer.

The new notes will evidence the same debt as the old notes and will be issued under and entitled to the benefits of the same indenture that governs the old notes. Because we have registered the offers and sales of the new notes, the new notes will not be subject to transfer restrictions, and holders of old notes that have tendered and had their outstanding notes accepted in the exchange offer will have no registration rights.

If You Fail to Exchange Your Old Notes	If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the old notes and the indenture governing those notes. In general, you may not offer or sell your old notes without registration under the federal securities laws or an exemption from the registration require-

ments of the federal securities laws and applicable state securities laws.

Procedures for Tendering Your Old Notes	If you wish to tender your old notes for new notes, you must:

• complete and sign the enclosed letter of transmittal by following the related instructions, and

• send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent either (1) with the old notes to be tendered, or (2) in compliance with the specified procedures for guaranteed delivery of the old notes.

Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

By executing the letter of transmittal or by transmitting an agent’s message in lieu thereof, you will represent to us that, among other things:

• the new notes you receive will be acquired in the ordinary course of your business;

• you are not participating, and you have no arrangement with any person or entity to participate, in the distribution of the new notes;

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or a broker-dealer tendering old notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

• if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the new notes.

If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your old notes pursuant to this exchange offer. See “The Exchange Offer — Procedures for Tendering Old Notes.” Please do not send your letter of transmittal or certificates representing your old notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer — Exchange Agent.”

Resale of the New Notes	Except as provided below, we believe that the new notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• the new notes are being acquired in the ordinary course of business,

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the new notes issued to you in the exchange offer,

• you are not our affiliate, and

• you are not a broker-dealer tendering old notes acquired directly from us for your account.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us. The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any new notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on January 5, 2007, unless we decide to extend the expiration date. We do not currently intend to extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is not subject to any conditions other than that it does not violate applicable law or any applicable interpretation of the staff of the SEC.

Exchange Agent	We have appointed Wells Fargo Bank, N.A. as exchange agent for the exchange offer. You can reach the exchange agent at the address set forth on the back cover of this prospectus. For more information with respect to the exchange offer, you may call the exchange agent at 800-344-5128; the fax number for the exchange agent is 612-667-4927.

Withdrawal Rights	You may withdraw the tender of your old notes at any time before the expiration date of the exchange offer. You must follow the withdrawal procedures as described under the heading “The Exchange Offer — Withdrawal of Tenders.”

Federal Income Tax Consequences	The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Acceptance of Old Notes and Delivery of New Notes	We will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to the expiration date. See “The Exchange Offer — Procedures for Tendering Old Notes.” The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Summary of the Terms of the New Notes
       Set forth below is a brief summary of some of the principal terms of the new notes. You should also read the information under the caption “Description of Notes” later in this prospectus for a more detailed description and understanding of the terms of the new notes. In describing the terms of the notes, references to “Allis-Chalmers,” “we,” “us” and “our” mean Allis-Chalmers Energy Inc., and not any of its subsidiaries.

Issuer	Allis-Chalmers Energy Inc.

New Notes	$255.0 million aggregate principal amount of 9.0% senior notes due 2014.

Maturity Date	January 15, 2014.

Interest Rate	9.0% per year.

Interest Payment Dates	Each January 15 and July 15, beginning on January 15, 2007. Interest will accrue from July 15, 2006.

Guarantees	The new notes will be fully and unconditionally guaranteed, jointly and severally, by all of our current and future domestic restricted subsidiaries, subject to certain materiality exceptions. Our current and future foreign subsidiaries (such as DLS and its subsidiaries) will not guarantee the new notes.

Ranking	The new notes will be senior unsecured obligations of Allis-Chalmers, ranking equally with all of our existing and future senior unsecured indebtedness and senior to any existing and future subordinated indebtedness. The new notes will be effectively subordinated to any existing or future secured indebtedness, including under our credit agreement, to the extent of the assets securing such indebtedness.

The guarantees will be senior unsecured obligations of the subsidiary guarantors. The guarantees will rank equally with all existing and future senior unsecured indebtedness of the subsidiary guarantors and senior to any existing and future subordinated indebtedness of the subsidiary guarantors. The guarantees will be effectively subordinated to any existing or future secured indebtedness of the subsidiary guarantors to the extent of the assets securing such indebtedness.

Optional Redemption	We may, at our option, redeem all or part of the notes, at any time prior to January 15, 2010 at a make-whole price, and on or after January 15, 2010 at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption, as described under “Description of Notes — Optional Redemption.”

Optional Redemption After Equity Offerings	At any time, which may be more than once, before January 15, 2009, we may redeem up to 35% of the outstanding notes with money that we raise in one or more equity offerings at a redemption price of 109.0% of the par value of the notes redeemed, plus accrued and unpaid interest, as long as:

• we redeem the notes within 180 days of completing the equity offering; and

• at least 65% of the aggregate principal amount of notes issued in the January 2006 notes offering remains outstanding after the redemption.

Change of Control Offer	If we experience certain kinds of changes of control, we must give holders of the notes the opportunity to sell us their notes at 101% of their principal amount, plus accrued and unpaid interest.

However, we might not be able to pay you the required price for the notes you present to us at the time of a change of control, because:

• we might not have enough funds at that time; or

• the terms of our bank credit agreement may prevent us from applying funds to repurchase the notes.

Covenants	The old notes were issued under an indenture among Allis-Chalmers, the subsidiary guarantors and Wells Fargo Bank, N.A., as trustee. The indenture will also govern the new notes. The indenture contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur additional debt;

• make certain investments or pay dividends or distributions on our capital stock or purchase or redeem or retire capital stock;

• sell assets, including capital stock of our restricted subsidiaries;

• restrict dividends or other payments by restricted subsidiaries;

• create liens;

• enter into transactions with affiliates; and

• merge or consolidate with another company.

These covenants are subject to a number of important limitations and exceptions that are described later in this prospectus under the caption “Description of Notes — Covenants.”

Use of Proceeds	We will not receive any proceeds from the exchange of the outstanding old notes for the new notes. See “Use of Proceeds.”

Transfer Restrictions; Absence of a Public Market for the Notes	The new notes generally will be freely transferable, but will also be new securities for which there is no established public trading market. We cannot assure you that:

• an active public market for the new notes will develop;

• any market that may develop for the new notes will be liquid; or

• holders will be able to sell the new notes at all or at favorable prices.

Future trading prices of the new notes will depend on many factors, including among other things, prevailing interest rates, our operating results, our credit rating and the market for similar securities. We do not intend to apply for a listing of the old notes or the new notes on any securities exchange or for inclusion of the old notes or the new notes in any automated dealer quotation system.

Risk Factors	Investing in the new notes involves risks. See “Risk Factors” beginning on page 14 of this prospectus for a description of risks you should consider before exchanging outstanding old notes for new notes.

Summary Historical Consolidated Financial Information
       The following summary historical consolidated financial information for each of the years in the three-year period ended December 31, 2005 has been derived from our audited consolidated financial statements. The following summary historical consolidated financial information for the nine months ended September 30, 2006 and 2005 has been derived from our unaudited consolidated financial statements and, in the opinion of our management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. This information is only a summary and you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as set forth in our 2005 Form 10-K and our Third Quarter 2006 Form 10-Q, which discuss factors affecting the comparability of the information presented, and in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus. Our historical consolidated financial statements have been restated for the period from July 1, 2003 through March 31, 2005, as described in the notes to our consolidated financial statements incorporated by reference herein. Results for interim periods may not be indicative of results for full fiscal years.

				Nine Months
				Ended
	Year Ended December 31,			September 30,

	2003	2004	2005	2005	2006

				(Unaudited)
	(In thousands, except per share amounts)
Statement of Operations Information:
Revenues	$32,724	$47,726	$105,344	$71,830	$193,236
Cost of revenues	24,029	35,300	74,763	51,153	123,184

Gross Profit	8,695	12,426	30,581	20,677	70,052
Income from operations	2,625	4,227	13,218	8,685	43,558
Interest expense, net	(2,464)	(2,776)	(4,397)	(3,230)	(12,085)
Income from continuing operations	2,927	888	7,175	4,629	25,270
Discontinued operations	—	—	—	—	—
Net income	2,927	888	7,175	4,629	25,270
Preferred stock dividend	(656)	(124)	—	—	—

Net income (loss) attributed to common stockholders	$2,271	$764	$7,175	$4,629	$25,270

							Nine Months
							Ended
	Year Ended December 31,						September 30,

	2003		2004		2005		2005		2006

							(Unaudited)
	(In thousands, except ratios)
Other Financial Information (unaudited):
EBITDA(1)(2)	$8,697		$7,756		$19,577		$13,087		$58,112
Capital expenditures	5,354		4,603		17,767		9,585		25,811
Ratio of earnings to fixed charges(3)	2.2	x	1.5	x	2.9	x	2.6	x	3.4	x

As of
September 30,
2006

(Unaudited)
(In thousands)
Balance Sheet Information:
Cash and cash equivalents	$50,311
Total assets	537,096
Long-term debt (including current portion)	270,959
Stockholders’ equity	180,468

(1)	“EBITDA” is a non-GAAP financial measure that we define as net income before interest, taxes, depreciation and amortization.

(2)	“EBITDA,” as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management believes EBITDA is useful to an investor in evaluating our operating performance because this measure:

•	is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating structure; and

•	is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation.

There are significant limitations to using EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, and the lack of comparability of results of operations of different companies. The following table reconciles our net income, the most directly comparable GAAP financial measure, to EBITDA:

				Nine Months
				Ended
	Year Ended December 31,			September 30,

	2003	2004	2005	2005	2006

				(Unaudited)
	(In thousands)
Net income	$2,927	$888	$7,175	$4,629	$25,270
Interest expense, net	2,464	2,776	4,397	3,230	12,085
Income taxes	370	514	1,344	559	6,197
Depreciation and amortization	2,936	3,578	6,661	4,669	14,560

EBITDA	$8,697	$7,756	$19,577	$13,087	$58,112

(3)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as net income before income taxes, extraordinary items, amortization of capitalized interest and fixed charges, less capitalized interest. Fixed charges consist of interest (whether expensed or capitalized), amortization of debt expenses and discount or premium relating to any indebtedness and dividends on preferred stock and the interest component of leases represents the portion of rental expense which we estimate as an interest component.

RISK FACTORS
       An investment in the notes is subject to numerous risks, including those listed below. You should carefully consider the following risks, along with the information contained elsewhere or incorporated by reference in this prospectus. These risks could materially affect our ability to meet our obligations under the notes. You could lose all or part of your investment in and fail to achieve the expected return on the notes.
Risks Associated With Our Company

We may fail to acquire additional businesses, which will restrict our growth and may have a material adverse effect on our ability to meet our obligations under the notes.
      Our business strategy is to acquire companies operating in the oilfield services industry. However, there can be no assurance that we will be successful in acquiring any additional companies. Successful acquisition of new companies will depend on various factors, including but not limited to:

•	our ability to obtain financing;

•	the competitive environment for acquisitions; and

•	the integration and synergy issues described in the next risk factor.
      There can be no assurance that we will be able to acquire and successfully operate any particular business or that we will be able to expand into areas that we have targeted. Our financial condition, results of operations and ability to meet our obligations under the notes may be materially adversely affected if we fail to acquire additional businesses.

Difficulties in integrating acquired businesses may result in reduced revenues and income.
      We may not be able to successfully integrate the businesses of our operating subsidiaries or any business we may acquire in the future. The integration of the businesses will be complex and time consuming, will place a significant strain on management and our information systems, and this strain could disrupt our businesses. Furthermore, if our combined businesses continue to grow rapidly, we may be required to replace our current information and accounting systems with systems designed for companies that are larger than ours. We may be adversely impacted by unknown liabilities of acquired businesses. We may encounter substantial difficulties, costs and delays involved in integrating common accounting, information and communication systems, operating procedures, internal controls and human resources practices, including incompatibility of business cultures and the loss of key employees and customers. These difficulties may reduce our ability to gain customers or retain existing customers, and may increase operating expenses, resulting in reduced revenues and income and a failure to realize the anticipated benefits of acquisitions.
      In particular, the Specialty, DLS and Oil & Gas Rental acquisitions are our largest acquisitions to date and, consequently, the inherent integration risks may have a greater effect on us than the risks posed by our previous acquisitions. We will be conducting parts of the integration of these companies simultaneously, and as a result we could strain our current resources. Furthermore, we will depend on these entities’ continued performance as a source of cash flow to service our debt obligations.
      We have made numerous acquisitions during the past five years. As a result of these transactions, our past performance is not indicative of future performance, and investors should not base their expectations as to our future performance on our historical results.

Our acquisition of DLS has substantially changed the nature of our operations and business.
      Our acquisition of DLS has substantially changed the nature and geographic location of our operations and business as a result of the character and location of DLS’ businesses, which have substantially different operating characteristics and are in different geographic locations from our other businesses. Prior to our acquisition of DLS, we had operated as an oilfield services company domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, offshore in the Gulf of Mexico, and internationally in Mexico. DLS’ business is located primarily in Argentina, and we have no significant operations in South America other than through DLS. Accordingly, this acquisition has subjected and will continue to subject us to risks inherent in operating in a foreign country where we do not have significant prior experience. DLS’ business consists of employing drilling and workover rigs for drilling, completion and repair services for oil and gas wells. We do not own any drilling rigs or workover rigs other than through DLS, and have not historically provided such services prior to our acquisition of DLS. Consequently, we may not be able to realize the economic benefits of this acquisition as efficiently as in our prior acquisitions, if at all.

Failure to maintain effective disclosure controls and procedures and/or internal controls over financial reporting could have a material adverse effect on our operations.
      As disclosed in the notes to our consolidated financial statements incorporated by reference to our 2005 Form 10-K, we understated diluted earnings per share due to an incorrect calculation of our weighted shares outstanding for the third quarter of 2003, for each of the first three quarters of 2004, for the years ended December 31, 2003 and 2004 and for the quarter ended March 31, 2005. In addition, we understated basic earnings per share due to an incorrect calculation of our weighted average basic shares outstanding for the quarter ended September 30, 2004. Consequently, we have restated our financial statements for each of those periods. The incorrect calculation resulted from a mathematical error and an improper application of Statement of Financial Accounting Standards, or SFAS, No. 128, “Earnings Per Share.” Management has concluded that the need to restate our financial statements resulted, in part, from the lack of sufficient experienced accounting personnel, which in turn resulted in a lack of effective control over the financial reporting process.
      In addition, as part of our growth strategy, we have recently completed several acquisitions of privately-held businesses, including closely-held entities, and in the future, we may make additional strategic acquisitions of privately-held businesses. Prior to becoming part of our consolidated company, these acquired businesses have not been required to implement or maintain the disclosure controls and procedures or internal controls over financial reporting that federal law requires of publicly-held companies such as ours. Similarly, it is likely that our future acquired businesses will not have been required to maintain such disclosure controls and procedures or internal controls prior to their acquisition. We are in the process of creating and implementing appropriate disclosure controls and procedures and internal controls over financial reporting at each of our recently acquired businesses. However, we have not yet completed this process and cannot assure you as to when the process will be complete. Likewise, upon the completion of any future acquisition, we will be required to integrate the acquired business into our consolidated company’s system of disclosure controls and procedures and internal controls over financial reporting, but we cannot assure you as to how long the integration process may take for any business that we may acquire. Furthermore, during the integration process, we may not be able to fully implement our consolidated disclosure controls and internal controls over financial reporting. With respect to our recent acquisition of DLS, this risk is exacerbated by DLS’ relative size, when compared to the rest of our consolidated company.
      Also, during the fourth quarter of 2005, we failed to timely file a Current Report on Form 8-K relating to the issuance of shares of our common stock in connection with recent stock option and warrant exercises. The current report, which was due to be filed in November 2005, was filed in February 2006.
      As a result of the issues described above, our management has concluded that, as of the end of the periods covered by the restatements and as of December 31, 2005, our disclosure controls and procedures were not effective to enable us to record, process, summarize and report information required to be included in our SEC filings within the required time periods, and to ensure that such information is accumulated and reported to our management, including our chief executive officer and chief financial accounting officer, to allow timely decisions regarding required disclosure.
      As more fully described in our 2005 form 10-K under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restatement,” we have implemented a number of actions that we believe address the existing deficiencies in our financial reporting process and will improve our disclosure controls and procedures and our internal controls over financial reporting. However, we cannot yet assert that the remediation is or will be effective as we have not yet had sufficient time to test the newly implemented actions. We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. We have also retained the services of an independent consultant to assist us with the documenting and testing process. During the course of our testing we may identify deficiencies and/or one or more material weaknesses in our internal controls over financial reporting, which we may not be able to remediate in time to meet the deadline imposed by SEC rules under the Sarbanes-Oxley Act for compliance with the requirements of Section 404.
      Likewise, during the course of our integration of any acquired business (including DLS), we may identify needed improvements to our or such acquired business’ internal controls and may be required to design enhanced processes and controls in order to make such improvements. This could result in significant delays and costs to us and could require us to divert substantial resources, including management time, from other activities.
      If we fail to achieve and maintain the adequacy of our disclosure controls and procedures and/or our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to conclude that we have effective disclosure controls and procedures and/or effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. If:

•	we are not successful in improving our financial reporting process, our disclosure controls and procedures and/or our internal controls over financial reporting;

•	we identify deficiencies and/or one or more material weaknesses in our internal controls over financial reporting; or

•	we are not successful in integrating acquired businesses (such as DLS) into our consolidated company’s system of disclosure controls and procedures and internal controls over financial reporting, then our independent registered public accounting firm may be unable to attest that our management’s assessment of our internal controls over financial reporting is fairly stated, or they may be unable to express an opinion on our management’s evaluation of, or on the effectiveness of, our internal controls.
      If it is determined that our disclosure controls and procedures and/or our internal controls over financial reporting are not effective and/or we fail to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act on a timely basis, we may not be able to provide reliable financial and other reports or prevent fraud, which, in turn, could harm our business and operating results, cause investors to lose confidence in the accuracy and completeness of our financial reports, have a material adverse effect on the trading price of our common stock and/or adversely affect our ability to timely file our periodic reports with the SEC. Any failure to timely file our periodic reports with the SEC may give rise to a default under the indenture governing the notes and, ultimately, an acceleration of amounts due under the notes. In addition, a default under the indenture generally will also give rise to a default under our credit agreement and could cause the acceleration of amounts due under the credit agreement. If an acceleration of the notes or our other debt were to occur, we cannot assure you that we would have sufficient funds to repay such obligations.

The loss of key executives would adversely affect our ability to effectively finance and manage our business, acquire new businesses, and obtain and retain customers.
      We are dependent upon the efforts and skills of our executives to finance and manage our business, identify and consummate additional acquisitions and obtain and retain customers. These executives include:

•	Chairman of the Board and Chief Executive Officer Munawar H. Hidayatallah; and

•	Vice Chairman of the Board, President and Chief Operating Officer Burt A. Adams.
      Recently, our former President and Chief Operating Officer, David Wilde, resigned. In light of Mr. Wilde’s significant contributions to our recent growth, his resignation could have a material adverse effect on our future financial performance. In addition, our development and expansion will require additional experienced management and operations personnel. No assurance can be given that we will be able to identify and retain these employees. Also, the loss of the services of one or more of our key executives could increase our exposure to the other risks described in this “Risk Factors” section. We do not maintain key man insurance on any of our personnel.

Historically, we have been dependent on a few customers operating in a single industry; the loss of one or more customers could adversely affect our financial condition and results of operations.
      Our customers are engaged in the oil and natural gas drilling business in the United States, Mexico and elsewhere. Historically, we have been dependent upon a few customers for a significant portion of our revenue. In 2005, no single customer generated over 10% of our revenues. In 2004, Matyep represented 10.8% of our revenues, and Burlington Resources represented 10.1% of our revenues. In 2003, Matyep represented 10.2% of our revenues, Burlington represented 11.1% of our revenues and El Paso Corporation represented 14.1% of our revenues. Additionally, DLS currently relies on one customer for a majority of its revenue. In 2005, Pan American Energy LLC Sucursal Argentina, or Pan American Energy, represented 55% of DLS’ revenues. This concentration of customers may increase our overall exposure to credit risk, and customers will likely be similarly affected by changes in economic and industry conditions. Our financial condition and results of operations will be materially adversely affected if one or more of our significant customers fails to pay us or ceases to contract with us for our services on terms that are favorable to us or at all.

Our international operations may expose us to political and other uncertainties, including risks of:

•	terrorist acts, war and civil disturbances;

•	changes in laws or policies regarding the award of contracts; and

•	the inability to collect or repatriate currency, income, capital or assets.

      Part of our strategy is to prudently and opportunistically acquire businesses and assets that complement our existing products and services, and to expand our geographic footprint. If we make acquisitions in other countries, we may increase our exposure to the risks discussed above.

Environmental liabilities could result in substantial losses.
      Since our reorganization under the U.S. federal bankruptcy laws in 1988, a number of parties, including the Environmental Protection Agency, have asserted that we are responsible for the cleanup of hazardous waste sites with respect to our pre-bankruptcy activities. We believe that such claims are barred by applicable bankruptcy law, and we have not experienced any material expense in relation to any such claims. However, if we do not prevail with respect to these claims in the future, or if additional environmental claims are asserted against us relating to our current or future activities in the oil and natural gas industry, we could become subject to material environmental liabilities that could have a material adverse effect on our financial condition and results of operation.

Products liability claims relating to discontinued operations could result in substantial losses.
      Since our reorganization under the U.S. federal bankruptcy laws in 1988, we have been regularly named in products liability lawsuits primarily resulting from the manufacture of products containing asbestos. In connection with our bankruptcy, a special products liability trust was established to address products liability claims. We believe that claims against us are barred by applicable bankruptcy law, and that the products liability trust will continue to be responsible for products liability claims. Since 1988, no court has ruled that we are responsible for products liability claims. However, if we are held responsible for product liability claims, we could suffer substantial losses that could have a material adverse effect on our financial condition and results of operation. We have not manufactured products containing asbestos since our reorganization in 1988.

We may be subject to claims for personal injury and property damage, which could materially adversely affect our financial condition and results of operations.
      Our products and services are used for the exploration and production of oil and natural gas. These operations are subject to inherent hazards that can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment and marine life, and suspension of operations. Litigation arising from an accident at a location where our products or services are used or provided may cause us to be named as a defendant in lawsuits asserting potentially large claims. We maintain customary insurance to protect our business against these potential losses. Our insurance has deductibles or self-insured retentions and contains certain coverage exclusions. However, we could become subject to material uninsured liabilities that could have a material adverse effect on our financial condition and results of operation.
Risks Associated With Our Industry

Cyclical declines in oil and natural gas prices may result in reduced use of our services, affecting our business, financial condition and results of operation and our ability to meet our capital expenditure obligations and financial commitments.
      The oil and natural gas exploration and drilling business is highly cyclical. Generally, as oil and natural gas prices decrease, exploration and drilling activity declines as marginally profitable projects become uneconomic and are either delayed or eliminated. Declines in the number of operating drilling rigs result in reduced use of and prices for our services. Accordingly, when oil and natural gas prices are relatively low, our revenues and income will suffer. Oil and natural gas prices depend on many factors beyond our control, including the following:

•	economic conditions in the United States and elsewhere;

•	changes in global supply and demand for oil and natural gas;

•	the level of production of the Organization of Petroleum Exporting Countries, commonly called OPEC;

•	the level of production of non-OPEC countries;

•	the price and quantity of imports of foreign oil and natural gas;

•	political conditions, including embargoes, in or affecting other oil and natural gas producing activities;

•	the level of global oil and natural gas inventories; and

•	advances in exploration, development and production technologies.
      Depending on the market prices of oil and natural gas, companies exploring for oil and natural gas may cancel or curtail their drilling programs, thereby reducing demand for drilling services. Our contracts are generally short-term, and oil and natural gas companies tend to respond quickly to upward or downward changes in prices. Any reduction in the demand for drilling services may materially erode both pricing and utilization rates for our services and adversely affect our financial results. As a result, we may suffer losses, be unable to make necessary capital expenditures and be unable to meet our financial obligations.

Our industry is highly competitive, with intense price competition.
      The markets in which we operate are highly competitive. Contracts are traditionally awarded on a competitive bid basis. Pricing is often the primary factor in determining which qualified contractor is awarded a job. The competitive environment has intensified as recent mergers among oil and natural gas companies have reduced the number of available customers. Many other oilfield services companies are larger than we are and have resources that are significantly greater than our resources. These competitors are better able to withstand industry downturns, compete on the basis of price and acquire new equipment and technologies, all of which could affect our revenues and profitability. These competitors compete with us both for customers and for acquisitions of other businesses. This competition may cause our business to suffer. We believe that competition for contracts will continue to be intense in the foreseeable future.

We may experience increased labor costs or the unavailability of skilled workers and the failure to retain key personnel could hurt our operations.
      Companies in our industry, including us, are dependent upon the available labor pool of skilled employees. We compete with other oilfield services businesses and other employers to attract and retain qualified personnel with the technical skills and experience required to provide our customers with the highest quality service. We are also subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. A shortage in the labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult for us to attract and retain personnel and could require us to enhance our wage and benefits packages. There can be no assurance that labor costs will not increase. Any increase in our operating costs could cause our business to suffer.

Severe weather could have a material adverse impact on our business.
      Our business could be materially and adversely affected by severe weather. Repercussions of severe weather conditions may include:

•	curtailment of services;

•	weather-related damage to facilities and equipment resulting in suspension of operations;

•	inability to deliver materials to job sites in accordance with contract schedules; and

•	loss of productivity.
      In addition, oil and natural gas operations of our customers located offshore and onshore in the Gulf of Mexico and in Mexico may be adversely affected by hurricanes and tropical storms, resulting in reduced demand for our services. Further, our customers’ operations in the Mid-Continent and Rocky Mountain regions of the United States are also adversely affected by seasonal weather conditions. This limits our access to these job sites and our ability to service wells in these areas. These constraints decrease drilling activity and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs.

Our business may be affected by terrorist activity and by security measures taken in response to terrorism.
      We may experience loss of business or delays or defaults in payments from payers that have been affected by actual or potential terrorist activities. Some oil and natural gas drilling companies have implemented security measures in response to potential terrorist activities, including access restrictions, that could adversely affect our ability to market our services to new and existing customers and could increase our costs. Terrorist activities and potential terrorist activities and any resulting economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

We are subject to government regulations.
      We are subject to various federal, state, local and foreign laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Although we are not aware of any proposed material changes in any federal, state, local or foreign statutes, rules or regulations, any changes could materially affect our financial condition and results of operations.
Risks Associated with the Notes and Our Indebtedness

We are a holding company, and as a result we are dependent on dividends from our subsidiaries to meet our obligations, including with respect to the notes.
      We are a holding company and do not conduct any business operations of our own. Our principal assets are the equity interests we own in our operating subsidiaries, either directly or indirectly. As a result, we are dependent upon cash dividends, distributions or other transfers we receive from our subsidiaries in order to make dividend payments to our stockholders, to repay any debt we may incur, and to meet our other obligations. The ability of our subsidiaries to pay dividends and make payments to us will depend on their operating results and may be restricted by, among other things, applicable corporate, tax and other laws and regulations and agreements of those subsidiaries, as well as by the terms of our credit agreement and the indenture governing the notes. For example, the corporate laws of some jurisdictions prohibit the payment of dividends by any subsidiary unless the subsidiary has a capital surplus or net profits in the current or immediately preceding fiscal year. Payments or distributions from our subsidiaries also could be subject to restrictions on dividends or repatriation of earnings under applicable local law, and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. Our subsidiaries are separate and distinct legal entities. Any right that we have to receive any assets of or distributions from any subsidiary upon its bankruptcy, dissolution, liquidation or reorganization, or to realize proceeds from the sale of the assets of any subsidiary, will be junior to the claims of that subsidiary’s creditors, including trade creditors.

We have a substantial amount of debt, which could adversely affect our financial health and prevent us from making principal and interest payments on the notes.
      Our substantial debt could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	increase our vulnerability to general adverse economic and industry conditions, including declines in oil and natural gas prices and declines in drilling activities;

•	limit our ability to obtain additional financing for future working capital, capital expenditures, mergers and other general corporate purposes;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	make us more vulnerable to increases in interest rates;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	have a material adverse effect on us if we fail to comply with the covenants in the indenture relating to the notes or in the instruments governing our other debt.
      In addition, we may incur substantial additional debt in the future. The indenture governing the notes permits us to incur additional debt, and our credit agreement permits additional borrowings. If new debt is added to our current debt levels, these related risks could increase.
      We may not maintain sufficient revenues to sustain profitability or to meet our capital expenditure requirements and our financial obligations. Also, we may not be able to generate a sufficient amount of cash flow to meet our debt service obligations.
      Our ability to make scheduled payments or to refinance our obligations with respect to our debt will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business, and other factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay scheduled expansion and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient for payment of our debt in the future. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, we cannot assure you that the terms of any such transaction would be satisfactory to us or if or how soon any such transaction could be completed.

If we fail to obtain additional financing, we may be unable to refinance our existing debt, expand our current operations or acquire new businesses, which could result in a failure to grow or result in defaults in our obligations under our credit agreement or the notes.
      In order to refinance indebtedness, expand existing operations and acquire additional businesses, we will require substantial amounts of capital. There can be no assurance that financing, whether from equity or debt financings or other sources, will be available or, if available, will be on terms satisfactory to us. If we are unable to obtain such financing, we will be unable to acquire additional businesses and may be unable to meet our obligations under our credit agreement or the notes.

The indenture governing the notes and our credit agreement impose restrictions on us that may limit the discretion of management in operating our business and that, in turn, could impair our ability to meet our obligations under the notes.
      The indenture governing the notes and our credit agreement contain various restrictive covenants that limit management’s discretion in operating our business. In particular, these covenants limit our ability to, among other things:

•	incur additional debt;

•	make certain investments or pay dividends or distributions on our capital stock or purchase or redeem or retire capital stock;

•	sell assets, including capital stock of our restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	create liens;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company.
      The credit agreement also requires us to maintain specified financial ratios and satisfy certain financial tests. Our ability to maintain or meet such financial ratios and tests may be affected by events beyond our control, including changes in general economic and business conditions, and we cannot assure you that we will maintain or meet such ratios and tests or that the lenders under the credit agreement will waive any failure to meet such ratios or tests.
      These covenants could materially and adversely affect our ability to finance our future operations or capital needs. Furthermore, they may restrict our ability to expand, to pursue our business strategies and otherwise to conduct our business. Our ability to comply with these covenants may be affected by circumstances and events beyond our control, such as prevailing economic conditions and changes in regulations, and we cannot assure you that we will be able to comply with them. A breach of these covenants could result in a default under the indenture governing the notes and/or the credit agreement. If there were an event of default under the indenture governing the notes and/or the credit agreement, the affected creditors could cause all amounts borrowed under these instruments to be due and payable immediately. Additionally, if we fail to repay indebtedness under our credit agreement when it becomes due, the lenders under the credit agreement could proceed against the assets which we have pledged to them as security. Our assets and cash flow might not be sufficient to repay our outstanding debt in the event of a default.

The notes and the related guarantees are unsecured and effectively subordinated to our and the subsidiary guarantors’ secured indebtedness.
      The notes and the related guarantees are not secured. Our obligations under the credit agreement are secured by substantially all of our assets. If we become insolvent or are liquidated, or if payment under the credit agreement or any of our other future secured debt obligations is accelerated, the lenders under our credit agreement would be entitled to exercise the remedies available to a secured lender under applicable law and the terms of our credit agreement and will have a claim on the assets secured thereby before the holders of the notes. The notes are therefore effectively subordinated to our existing and future secured indebtedness and the guarantees are effectively subordinated to the existing and future secured indebtedness of the subsidiary guarantors, in each case to the extent of the value of the assets securing that indebtedness. As a result, the holders of the notes may recover ratably less than the lenders of our or the subsidiary guarantors’ secured debt in the event of a bankruptcy or liquidation.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.
      Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
      In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. In any such case, your right to receive payments in respect of the notes from any such guarantor would be effectively subordinated to all indebtedness and other liabilities of that guarantor.
      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
      On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Your right to receive payments on the notes will be effectively subordinated to the rights of creditors of our subsidiaries that do not guarantee the notes (such as DLS and its subsidiaries) or whose guarantees are invalidated.
      All of our current domestic subsidiaries will guarantee the notes. However, creditors of foreign subsidiaries (such as DLS and its subsidiaries) or other subsidiaries that do not guarantee the notes will have claims, with respect to the assets of those subsidiaries, that rank effectively senior to the notes. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding, the claims of those creditors must be satisfied prior to making any such distribution or payment to Allis-Chalmers in respect of its direct or indirect equity interests in such subsidiaries. Accordingly, after satisfaction of the claims of such creditors, there may be little or no amounts left available to make payments in respect of the notes. Also, as described above, there are federal and state laws that could invalidate the guarantees of our subsidiaries that guarantee the notes. If that were to occur, the claims of creditors of those subsidiaries would also rank effectively senior to the notes, to the extent of the assets of those subsidiaries.

We may not be able to finance a change of control offer required by the indenture governing the notes.
      If we were to experience a change of control, the indenture governing the notes will require us to offer to purchase all the notes then outstanding at 101% of their principal amount, plus unpaid accrued interest to the date of repurchase. If a change of control were to occur, we cannot assure you that we would have sufficient funds to purchase the notes. In addition, our credit agreement restricts our ability to repurchase the notes, even when we are required to do so by the indenture in connection with a change of control. A change in control could therefore result in a default under the credit agreement and could cause the acceleration of our debt. The inability to repay such debt, if accelerated, and to purchase all of the tendered notes following a change of control, would constitute an event of default under the indenture.

A financial failure by any subsidiary may hinder payment on the notes, as well as the enforcement of remedies under any subsidiary guarantees.
      An investment in the notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If any of the subsidiary guarantors subsequently becomes a debtor subject to insolvency proceedings under the bankruptcy code, it is likely to result in delays in the payment of the notes and in the exercise of enforcement remedies under the notes or any subsidiary guarantees. Provisions under the bankruptcy code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of preferential transfers by a trustee or a debtor-in-possession, limitations of collectability of unmatured interest or attorneys’ fees and forced restructuring of the notes.

If an active trading market does not develop for these notes you may not be able to resell them.
      Although the issuance of the new notes will be registered under the Securities Act, the new notes will constitute a new issue of securities with no established trading market. We cannot assure you that an active trading market will develop. If no active trading market develops, you may not be able to resell your new notes at their fair market value or at all. Future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply to list the new notes on any securities exchange or arrange for quotation on any automated dealer quotation system.
Risks Associated With DLS’ Business and Industry

A material or extended decline in expenditures by oil and gas companies due to a decline or volatility in oil and gas prices, a decrease in demand for oil and gas or other factors may reduce demand for DLS’ services and substantially reduce DLS’ revenues, profitability, cash flows and/or liquidity.
      The profitability of DLS’ operations depends upon conditions in the oil and gas industry and, specifically, the level of exploration and production expenditures of oil and gas company customers. The oil and gas industry is cyclical and subject to governmental price controls. The demand for contract drilling and related services is directly influenced by many factors beyond DLS’ control, including:

•	oil and gas prices and expectations about future prices;

•	the demand for oil and gas, both in Latin America and globally;

•	the cost of producing and delivering oil and gas;

•	advances in exploration, development and production technology;

•	government regulations, including governmental imposed commodity price controls, export controls and renationalization of a country’s oil and gas industry;

•	local and international political and economic conditions;

•	the ability of OPEC to set and maintain production levels and prices;

•	the level of production by non-OPEC countries; and

•	the policies of various governments regarding exploration and development of their oil and gas reserves.
      Depending on the factors outlined above, companies exploring for oil and gas may cancel or curtail their drilling programs, thereby reducing demand for drilling services. Such a reduction in demand may erode daily rates and utilization of DLS’ rigs. Any significant decrease in daily rates or utilization of DLS’ rigs could materially reduce DLS’ revenues, profitability, cash flows and/or liquidity.

A majority of DLS’ revenues are derived from one customer. The termination of the contract with this customer could have a significant negative effect on the revenues, results of operations and financial condition of DLS.
      A majority of DLS’ revenues are currently received pursuant to a strategic agreement with Pan American Energy. Pan American Energy is a joint venture that is owned 60% by British Petroleum and 40% by Bridas Corporation, an affiliate of the former DLS stockholders from which we acquired DLS, and which we refer to collectively as the DLS sellers. This agreement terminates on June 30, 2008. However, Pan American Energy may terminate the agreement (i) without cause at any time with 60 days’ notice, or (ii) in the event of a breach of the agreement by DLS if such breach is not cured within 20 days of notice of the breach. DLS is currently in negotiations to extend this agreement to December 2010.
      Because a majority of DLS’ revenues are currently generated under this agreement, DLS’ revenues and earnings will be materially adversely affected if this agreement is terminated unless DLS is able to enter into a satisfactory substitute arrangement. We cannot assure you that in the event of such a termination DLS would be able to enter into a substitute arrangement on terms similar to those contained in the current agreement with Pan American Energy.

DLS’ operations and financial condition could be affected by union activity and general labor unrest. Additionally, DLS’ labor expenses could increase as a result of governmental regulation of payments to employees.
      In Argentina, labor organizations have substantial support and have considerable political influence. The demands of labor organizations have increased in recent years as a result of the general labor unrest and dissatisfaction resulting from the disparity between the cost of living and salaries in Argentina as a result of the devaluation of the Argentine peso. There can be no assurance that DLS will not face labor disruptions in the future or that any such disruptions will not have a material adverse effect on DLS’ financial condition or results of operations.
      The Argentine government has in the past and may in the future promulgate laws, regulations and decrees requiring companies in the private sector to maintain minimum wage levels and provide specified benefits to employees, including significant mandatory severance payments. In the aftermath of the Argentine economic crisis of 2001 and 2002, both the government and private sector companies have experienced significant pressure from employees and labor organizations relating to wage levels and employee benefits. In early 2005 the Argentine government promised not to order salary increases by decree. However, there has been no abatement of pressure to mandate salary increases, and it is possible the government will adopt measures that will increase salaries or require DLS to provide additional benefits, which would increase DLS’ costs and potentially reduce DLS’ profitability, cash flow and/or liquidity.

Rig upgrade, refurbishment and construction projects are subject to risks, including delays and cost overruns, which could have an adverse effect on DLS’ results of operations and cash flows.
      DLS often has to make upgrade and refurbishment expenditures for its rig fleet to comply with DLS’ quality management and preventive maintenance system or contractual requirements or when repairs are required in response to an inspection by a governmental authority. DLS may also make significant expenditures when it moves rigs from one location to another. Additionally, DLS may make substantial expenditures for the construction of new rigs. Rig upgrade, refurbishment and construction projects are subject to the risks of delay or cost overruns inherent in any large construction project, including the following:

•	shortages of material or skilled labor;

•	unforeseen engineering problems;

•	unanticipated change orders;

•	work stoppages;

•	adverse weather conditions;

•	long lead times for manufactured rig components;

•	unanticipated cost increases; and

•	inability to obtain the required permits or approvals.
      Significant cost overruns or delays could adversely affect DLS’ financial condition and results of operations. Additionally, capital expenditures for rig upgrade, refurbishment or construction projects could exceed DLS’ planned capital expenditures, impairing DLS’ ability to service its debt obligations.

An oversupply of comparable rigs in the geographic markets in which DLS competes could depress the utilization rates and dayrates for DLS’ rigs and materially reduce DLS’ revenues and profitability.
      Utilization rates, which are the number of days a rig actually works divided by the number of days the rig is available for work, and dayrates, which are the contract prices customers pay for rigs per day, are also affected by the total supply of comparable rigs available for service in the geographic markets in which DLS competes. Improvements in demand in a geographic market may cause DLS’ competitors to respond by moving competing rigs into the market, thus intensifying price competition. Significant new rig construction could also intensify price competition. In the past, there have been prolonged periods of rig oversupply with correspondingly depressed utilization rates and dayrates largely due to earlier, speculative construction of new rigs. Improvements in dayrates and expectations of longer-term, sustained improvements in utilization rates and dayrates for drilling rigs may lead to construction of new rigs. These increases in the supply of rigs could depress the utilization rates and dayrates for DLS’ rigs and materially reduce DLS’ revenues and profitability.

Worldwide political and economic developments may hurt DLS’ operations materially.
      Currently, DLS derives substantially all of its revenues from operations in Argentina and a small portion from operations in Bolivia. DLS’ operations are subject to the following risks, among others:

•	expropriation of assets;

•	nationalization of components of the energy industry in the geographic areas where DLS operates;

•	foreign currency fluctuations and devaluation;

•	new economic and tax policies;

•	restrictions on currency, income, capital or asset repatriation;

•	political instability, war and civil disturbances;

•	uncertainty or instability resulting from armed hostilities or other crises in the Middle East or the geographic areas in which DLS operates; and

•	acts of terrorism.
      DLS attempts to limit the risks of currency fluctuation and restrictions on currency repatriation where possible by obtaining contracts providing for payment of a percentage of the contract in U.S. dollars or freely convertible foreign currency. To the extent possible, DLS seeks to limit its exposure to local currencies by matching the acceptance of local currencies to DLS’ expense requirements in those currencies. Although DLS has done this in the past, DLS may not be able to take these actions in the future, thereby exposing DLS to foreign currency fluctuations that could cause its results of operations, financial condition and cash flows to deteriorate materially.
      Over the past several years, Argentina and Bolivia have experienced political and economic instability that resulted in significant changes in their general economic policies and regulations.
      DLS derives a small portion of its revenues from operating one drilling rig in Bolivia. Recently, Bolivian President Evo Morales announced the nationalization of Bolivia’s natural gas industry and ordered the Bolivian military to occupy Bolivia’s natural gas fields. This measure will likely adversely affect the Bolivian operations of foreign oil and gas companies operating in Bolivia, including DLS’ customers and potential future customers, and accordingly, DLS’ prospects for future business in Bolivia may be harmed. In addition, in light of these recent political developments in Bolivia, DLS’ assets in

Bolivia may be subject to an increased risk of expropriation or government imposed restrictions on movement to a new location.
      In light of the early stage and uncertainty of political developments affecting the energy industry in Bolivia, we are unable to predict the effect that recent events may have on DLS’ operations, financial results or business plans. There is a risk that the changes resulting from the recent events in Bolivia will adversely affect DLS’ financial position or results of operations, and DLS’ operations may be further adversely affected by continuing economic and political instability in Bolivia. Furthermore, if nationalistic measures similar to those developing in Bolivia were to be adopted in other countries where DLS may in the future seek drilling contracts, DLS’ prospects in such countries may be adversely affected.
      DLS’ operations are also subject to other risks, including foreign monetary and tax policies, expropriation, nationalization and nullification or modification of contracts. Additionally, DLS’ ability to compete may be limited by foreign governmental regulations that favor or require the awarding of contracts to local contractors or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, DLS may face governmentally imposed restrictions from time to time on its ability to transfer funds.

Devaluation of the Argentine peso will adversely affect DLS’ results of operations.
      The Argentine peso has been subject to significant devaluation in the past and may be subject to significant fluctuations in the future. Given the economic and political uncertainties in Argentina, it is impossible to predict whether, and to what extent, the value of the Argentine peso may depreciate or appreciate against the U.S. dollar. We cannot predict how these uncertainties will affect DLS’ financial results, but there is a risk that DLS’ financial performance could be adversely affected. Moreover, we cannot predict whether the Argentine government will further modify its monetary policy and, if so, what effect any of these changes could have on the value of the Argentine peso. Such changes could have an adverse effect on DLS’ financial condition and results of operations.

Argentina continues to face considerable political and economic uncertainty.
      Although general economic conditions have shown improvement and political protests and social disturbances have diminished considerably since the economic crisis of 2001 and 2002, the rapid and radical nature of the changes in the Argentine social, political, economic and legal environment over the past several years and the absence of a clear political consensus in favor of any particular set of economic policies have given rise to significant uncertainties about the country’s economic and political future. It is currently unclear whether the economic and political instability experienced over the past several years will continue and it is possible that, despite recent economic growth, Argentina may return to a deeper recession, higher inflation and unemployment and greater social unrest. If instability persists, there could be a material adverse effect on DLS’ results of operations and financial condition.
      In the event of further social or political crisis, companies in Argentina may also face the risk of further civil and social unrest, strikes, expropriation, nationalization, forced renegotiation or modification of existing contracts and changes in taxation policies, including royalty and tax increases and retroactive tax claims.
      In addition, investments in Argentine companies may be further affected by changes in laws and policies of the United States affecting foreign trade, taxation and investment.

An increase in inflation could have a material adverse effect on DLS’ results of operations.
      The devaluation of the Argentine peso created pressures on the domestic price system that generated high rates of inflation in 2002 before substantially stabilizing in 2003 and remaining stable in 2004. In 2005, however, inflation rates began to increase. In addition, in response to the economic crisis in 2002, the federal government granted the Central Bank greater control over monetary policy than was available to it under the previous monetary regime, known as the “Convertibility” regime, including the ability to print currency, to make advances to the federal government to cover its anticipated budget deficit and to provide financial assistance to financial institutions with liquidity problems. We cannot assure you that inflation rates will remain stable in the future. Significant inflation could have a material adverse effect on DLS’ results of operations and financial condition.

DLS’ customers may seek to cancel or renegotiate some of DLS’ drilling contracts during periods of depressed market conditions or if DLS experiences operational difficulties.
      Substantially all of DLS’ contracts with major customers are dayrate contracts, where DLS charges a fixed charge per day regardless of the number of days needed to drill the well. During depressed market conditions, a customer may no longer need a rig that is currently under contract or may be able to obtain a comparable rig at a lower daily rate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. In addition, DLS’ customers may have the right to terminate existing contracts if DLS experiences operational problems. The likelihood that a customer may seek to terminate a contract for operational difficulties is increased during periods of market weakness. The cancellation of a number of DLS’ drilling contracts could materially reduce DLS’ revenues and profitability.

DLS is subject to numerous governmental laws and regulations, including those that may impose significant liability on DLS for environmental and natural resource damages.
      Many aspects of DLS’ operations are subject to laws and regulations that may relate directly or indirectly to the contract drilling and well servicing industries, including those requiring DLS to control the discharge of oil and other contaminants into the environment or otherwise relating to environmental protection. The countries where DLS operates have environmental laws and regulations covering the discharge of oil and other contaminants and protection of the environment in connection with operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and even criminal penalties, the imposition of remedial obligations, and the issuance of injunctions that may limit or prohibit DLS’ operations. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering DLS liable for environmental and natural resource damages without regard to negligence or fault on DLS’ part. These laws and regulations may expose DLS to liability for the conduct of, or conditions caused by, others or for acts that were in compliance with all applicable laws at the time the acts were performed. The application of these requirements, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas could materially limit future contract drilling opportunities or materially increase DLS’ costs or both.

DLS is subject to hazards customary for drilling operations, which could adversely affect its financial performance if DLS is not adequately indemnified or insured.
      Substantially all of DLS’ operations are subject to hazards that are customary for oil and gas drilling operations, including blowouts, reservoir damage, loss of well control, cratering, oil and gas well fires and explosions, natural disasters, pollution and mechanical failure. Any of these risks could result in damage to or destruction of drilling equipment, personal injury and property damage, suspension of operations or environmental damage. Generally, drilling contracts provide for the division of responsibilities between a drilling company and its customer, and DLS generally obtains indemnification from its customers by contract for some of these risks. However, there may be limitations on the enforceability of indemnification provisions that allow a contractor to be indemnified for damages resulting from the contractor’s fault. To the extent that DLS is unable to transfer such risks to customers by contract or indemnification agreements, DLS generally seeks protection through insurance. However, DLS has a significant amount of self-insured retention or deductible for certain losses relating to workers’ compensation, employers’ liability, general liability and property damage. There is no assurance that such insurance or indemnification agreements will adequately protect DLS against liability from all of the consequences of the hazards and risks described above. The occurrence of an event not fully insured or for which DLS is not indemnified against, or the failure of a customer or insurer to meet its indemnification or insurance obligations, could result in substantial losses. In addition, there can be no assurance that insurance will continue to be available to cover any or all of these risks, or, even if available, that insurance premiums or other costs will not rise significantly in the future, so as to make the cost of such insurance prohibitive.
Risks Associated With Our August 2006 Common Stock Offering

We may have a contingent liability arising out of a possible violation of Section 5 of the Securities Act in connection with electronic communications sent to potential investors in our common stock.
      On or about July 20, 2006, one of the proposed underwriters of our common stock offering that closed on August 14, 2006 sent e-mails and/or instant messages to approximately 20 potential investors in our common stock. Although we did not authorize these communications, and we believe they were not made or intended to be made on our behalf, these communications may have constituted violations of Section 5 of the Securities Act. Accordingly, if the recipients of these emails purchased shares in our August 2006 common stock offering, they might have the right, under certain circumstances, to require us to repurchase those shares. Consequently, we could have a contingent liability arising out of these possible violations of the Securities Act. The magnitude of this liability is presently impossible to quantify, and would depend upon the number of shares purchased by the recipients of such communications and the trading price of our common stock. However, the proposed underwriter who sent these electronic communications did not act as an underwriter in the August 2006 common stock offering, and we and the underwriters that did participate in the August 2006 common stock offering took measures designed to ensure that the recipients of the communications did not have the opportunity to purchase shares in that offering. Furthermore, if any investors in our common stock do assert any such liability, we intend to contest the matter vigorously, and in light of the remedial measures and our belief that the communications were not made or intended to be made on our behalf, we do not believe that any such liability would be material to our financial condition.

USE OF PROCEEDS
       The exchange offer is intended to satisfy our obligations under the registration rights agreements. We will not receive any proceeds from the issuance of the new notes and have agreed to pay all expenses of the exchange offer. In exchange for issuing the new notes, we will receive a like principal amount of old notes. The old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, issuing the new notes will not result in any increase or decrease in our outstanding debt.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
       The following selected historical consolidated financial information for each of the years in the five-year period ended December 31, 2005 has been derived from our audited consolidated financial statements, and the financial information for the nine months ended September 30, 2005 and 2006 was derived from our unaudited interim financial statements incorporated by reference in this prospectus. This information is only a summary and you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as set forth in our 2005 Form 10-K and our Third Quarter 2006 Form 10-Q, which discuss factors affecting the comparability of the information presented, and in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus. Our historical consolidated financial statements have been restated for the period from July 1, 2003 through March 31, 2005, as described in the notes to our consolidated financial statements incorporated by reference herein. Results for interim periods may not be indicative of results for full fiscal years.

											Nine Months Ended
	Year Ended December 31,										September 30,

	2001(1)		2002		2003		2004		2005		2005		2006

											(Unaudited)
	(In thousands, except per share amounts and ratios)
Statement of Operations Data:
Revenues	$4,796		$17,990		$32,724		$47,726		$105,344		$71,830		$193,236
Cost of revenues	3,331		14,640		24,029		35,300		74,763		51,153		123,184

Gross profit	1,465		3,350		8,695		12,426		30,581		20,677		70,052
General and administrative expense	2,898		3,792		6,169		8,011		17,715		11,992		26,494
Personnel restructuring costs	—		495		—		—		—		—		—
Abandoned acquisition/private placement costs	—		233		—		—		—		—		—
Post-retirement medical costs	—		(98)		(99)		188		(352)		—		—

Total operating expenses	2,898		4,422		6,070		8,199		17,363		11,992		26,494

Income (loss) from operations	(1,433)		(1,072)		2,625		4,227		13,218		8,685		43,558
Other income (expense):
Interest expense, net	(828)		(2,207)		(2,464)		(2,776)		(4,397)		(3,230)		(12,085)
Factoring costs on note receivable	—		(191)		—		—		—		—		—
Settlement on lawsuit	—		—		1,034		—		—		—		—
Gain on sale of interest in AirComp	—		—		2,433		—		—		—		—
Other	(12)		(40)		12		272		186		221		(6)

Total other income (expense)	(840)		(2,438)		1,015		(2,504)		(4,211)		(3,009)		(12,091)

Net income (loss) before income taxes and minority interest	(2,273)		(3,510)		3,640		1,723		9,007		5,676		31,467
Minority interests in income of subsidiaries	—		(189)		(343)		(321)		(488)		(488)		—
Income tax	—		(270)		(370)		(514)		(1,344)		(559)		(6,197)

Net income (loss) from continuing operations	(2,273)		(3,969)		2,927		888		7,175		4,629		25,270
(Loss) from discontinued operations	(291)		—		—		—		—		—		—
(Loss) from sales of discontinued operations	(2,013)		—		—		—		—		—		—

Net (loss) from discontinued operations	(2,304)		—		—		—		—		—		—
Net income (loss)	(4,577)		(3,969)		2,927		888		7,175		4,629		25,270
Preferred stock dividend	—		(321)		(656)		(124)		—		—		—

Net income (loss) attributed to common stockholders	$(4,577)		$(4,290)		$2,271		$764		$7,175		$4,629		$25,270

Other Financial Data (unaudited):
Ratio of earnings to fixed charges(2)	(1.6	)x	(0.4	)x	2.2	x	1.5	x	2.9	x	2.6	x	3.4	x

	As of December 31,					As of
						September 30,
	2001	2002	2003	2004	2005	2006

						(Unaudited)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$152	$146	$1,299	$7,344	$1,920	$50,311
Total assets	12,465	34,778	53,662	80,192	137,355	537,096
Long-term debt (including current portion)	7,856	21,221	32,233	30,473	60,569	270,959
Stockholders’ equity	1,250	1,009	4,541	35,109	60,875	180,468

(1)	We entered the oilfield services business in 2001. We sold our last non-oilfield services business in December 2001, which is reflected in our financial statements for 2001 as a discontinued operation.

(2)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as net income before income taxes, extraordinary items, amortization of capitalized interest and fixed charges, less capitalized interest. Fixed charges consist of interest (whether expensed or capitalized), amortization of debt expenses and discount or premium relating to any indebtedness and dividends on preferred stock and the interest component of leases represents the portion of rental expense which we estimate as an interest component. For the years ended December 31, 2001 and December 31, 2002, earnings were inadequate to cover fixed charges due to a deficiency of approximately $2.3 million and $3.7 million, respectively.

OUR BUSINESS
Our Company
      We provide services and equipment to oil and natural gas exploration and production companies, domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, Arkansas, offshore in the Gulf of Mexico, and internationally in Argentina and Mexico. We operate in six sectors of the oil and natural gas service industry: rental tools; directional drilling services; casing and tubing services; compressed air drilling services; international drilling; and production services. Providing high-quality, technologically advanced services and equipment is central to our operating strategy. As a result of our commitment to customer service, we have developed strong relationships with many of the leading oil and natural gas companies, including both independents and majors.
      Our growth strategy is focused on identifying and pursuing opportunities in markets we believe are growing faster than the overall oilfield services industry in which we believe we can capitalize on our competitive strengths. Over the past several years, we have significantly expanded the geographic scope of our operations and the range of services we provide through organic growth and strategic acquisitions. Our organic growth has primarily been achieved through expanding our geographic scope, acquiring complementary property and equipment, hiring personnel to service new regions and cross-selling our products and services from existing operating locations. Since 2001, we have completed 19 acquisitions, including six in 2005 and five in 2006.
      In January 2006, we acquired 100% of the outstanding stock of Specialty for $96.0 million. Our acquisition of Specialty not only balanced our revenue mix generated between rental tools and service operations and between onshore and offshore operations, but also enhanced the scope, capacity and customer base in our rental tools business. In April 2006, we acquired 100% of the outstanding stock of Rogers for approximately $13.7 million. Our acquisition of Rogers not only enhanced our casing and tubing operations with its service of power drill pipe tongs and accessories, but also increased our rental tools operations with its inventory of rental equipment, including power drill pipe tongs and accessories and rental tongs for snubbing and well control applications. In August 2006, we acquired all of the outstanding stock of DLS for approximately $93.2 million of cash, plus 2.5 million shares of our common stock. With the DLS transactions, we entered into the contract drilling and workover services business and expanded our geographic footprint into the Argentine market. In October 2006, we acquired 100% of the outstanding stock of Petro Rentals for approximately $29.8 million of cash, plus 246,761 shares of our common stock. The acquisition of Petro Rentals strengthened our production services operations with its variety of quality production-related rental tools and equipment and services, including wire line services and equipment, land and offshore pumping services and coiled tubing.
      On December 18, 2006, we completed the acquisition of substantially all the assets of Oil & Gas Rental, a Louisiana-based corporation that provides rental tools to both offshore and onshore exploration and production companies. The purchase price consisted of $291.0 million in cash and 3.2 million shares of our common stock. The Oil & Gas Rental assets include an extensive inventory of premium rental equipment, including drill pipe, spiral heavy weight drill pipe, tubing work strings, landing strings, blow out preventors, choke manifolds and various valves and handling tools for oil and natural gas drilling. Included in this acquisition were Oil & Gas Rental’s facilities in Morgan City, Louisiana and Victoria, Texas, which principally serve the Gulf of Mexico. Historically, Oil & Gas Rental has also provided rental equipment internationally in Malaysia, Colombia, Russia, Mexico and Canada. This acquisition has improved our offshore presence with a majority of Oil & Gas Rental’s revenues being derived from offshore projects which tend to require heavy capital expenditures over many years and are the least likely to have rigs laid down if natural gas or crude oil prices soften.

Our History

•	We were incorporated in 1913 under Delaware law.

•	We reorganized in bankruptcy in 1988 and sold all of our major businesses. From 1988 to May 2001 we had only one operating company in the equipment repair business.

•	In May 2001, under new management we consummated a merger in which we acquired OilQuip Rentals, Inc., or OilQuip, and its wholly-owned subsidiary, Mountain Compressed Air, Inc., or Mountain Air.

•	In December 2001, we sold Houston Dynamic Services, Inc., our last pre-bankruptcy business.

•	In February 2002, we acquired approximately 81% of the capital stock of Allis-Chalmers Tubular Services Inc., or Tubular, formerly known as Jens’ Oilfield Service, Inc. and substantially all of the capital stock of Strata Directional Technology, Inc., or Strata.

•	In July 2003, we entered into a limited liability company operating agreement with M-I LLC, or M-I, a joint venture between Smith International and Schlumberger N.V., to form a Delaware limited liability company named AirComp LLC, or AirComp. Pursuant to this agreement, we owned 55% and M-I owned 45% of AirComp.

•	In September 2004, we acquired the remaining 19% of the capital stock of Tubular.

•	In September 2004, we acquired all of the outstanding stock of Safco-Oil Field Products, Inc., or Safco.

•	In November 2004, AirComp acquired substantially all of the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC, which we refer to collectively as Diamond Air.

•	In December 2004, we acquired Downhole Injection Services, LLC, or Downhole.

•	In January 2005, we changed our name from Allis-Chalmers Corporation to Allis-Chalmers Energy Inc.

•	In April 2005, we acquired Delta Rental Service, Inc., or Delta, and, in May 2005, we acquired Capcoil Tubing Services, Inc., or Capcoil.

•	In July 2005, we acquired M-I’s interest in AirComp, and acquired the compressed air drilling assets of W.T. Enterprises, Inc., or W.T.

•	Effective August 2005, we acquired all of the outstanding stock of Target Energy Inc., or Target.

•	In September 2005, we acquired the casing and tubing assets of IHS/Spindletop, a division of Patterson Services, Inc., or Patterson, a subsidiary of RPC, Inc.

•	In January 2006, we acquired all of the outstanding capital stock of Specialty.

•	In April 2006, we acquired all of the outstanding capital stock of Rogers.

•	In August 2006, we acquired all of the outstanding capital stock of DLS.

•	In October 2006, we acquired all of the outstanding capital stock of Petro Rentals.

•	In December 2006, we acquired substantially all of the assets of Oil & Gas Rental.
      As a result of these transactions, our prior results may not be indicative of current or future operations of those sectors.

Industry Overview
      We provide products and services primarily to domestic onshore and offshore oil and natural gas exploration and production companies. The main factor influencing demand for our products and services is the level of drilling activity by oil and natural gas companies, which, in turn, depends largely on current and anticipated future crude oil and natural gas prices and production depletion rates. According to the Energy Information Agency of the U.S. Department of Energy, or EIA, from 1990 to 2005, demand for oil and natural gas in the United States grew at an average annual rate of 1.5%, while supply decreased at an average annual rate of just over 2%. Current industry forecasts suggest an increasing demand for oil and natural gas coupled with a flat or declining production curve, which we believe should result in the continuation of historically high crude oil and natural gas commodity prices. The EIA forecasts that U.S. oil and natural gas consumption will increase at an average annual rate of 1.4% and 1.3% through 2025, respectively. Conversely, the EIA estimates that U.S. oil production will remain flat, and natural gas production will increase at an average annual rate of 0.6%.
      We anticipate that oil and natural gas exploration and production companies will continue to increase capital spending for their exploration and drilling programs. In recent years, much of this expansion has focused on natural gas drilling activities. According to Baker Hughes’ rig count data, the average total rig count in the United States increased 86% from 918 in 2000 to 1,706 in November 2006, while the average natural gas rig count increased 96% from 720 in 2000 to 1,414 in November 2006. While the number of rigs drilling for natural gas has increased by approximately 200% since the beginning of 1996, natural gas production has only increased by approximately 1.5% over the same period of time. This is largely a function of increasing decline rates for natural gas wells in the United States. We believe that a continued increase in drilling activity will be required for the natural gas industry to help meet the expected increased demand for natural gas in the United States.
      We believe oil and natural gas producers are becoming increasingly focused on their core competencies in identifying reserves and reducing burdensome capital and maintenance costs. In addition, we believe our customers are currently consolidating their supplier bases to streamline their purchasing operations and benefit from economies of scale.
Competitive Strengths
      We believe the following competitive strengths will enable us to capitalize on future opportunities:
      Strategic position in high growth markets. We focus on markets we believe are growing faster than the overall oilfield services industry and in which we can capitalize on our competitive strengths. Pursuant to this strategy, we have become a significant provider of products and services in directional drilling and air drilling and in production-related services employing coiled tubing and capillary tubing. We employ approximately 79 full-time directional drillers, and we believe our ability to attract and retain experienced drillers has made us a leader in the segment. We also believe we are one of the largest air drillers based on amount of air drilling equipment. In addition, we have significant operations in what we believe will be among the higher growth oil and natural gas producing regions within the United States and internationally, including the Barnett Shale in North Texas, onshore and offshore Louisiana, the Piceance Basin in Southern Colorado, all five oil and natural gas producing regions in Mexico, and all five major oil and natural gas producing regions of Argentina.
      Strong relationships with diversified customer base. We have strong relationships with many of the major and independent oil and natural gas producers and service companies in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, Arkansas, offshore in the Gulf of Mexico, Argentina and Mexico. Our largest customers include Anadarko Petroleum, Apache Corporation, BHP-Billiton, BP, Chevron, ConocoPhilips, Dominion Resources, El Paso Corporation,

Materiales y Equipo Petroleo, or Matyep, McMoran Oil & Gas, Murphy Oil, Newfield Exploration, Occidental Petroleum Corporation, Pan American Energy, Petrohawk Energy, Remington Oil and Gas, Repsol-YPF and Total Austral. Since 2002, we have broadened our customer base as a result of our acquisitions, technical expertise and reputation for quality customer service and by providing customers with technologically advanced equipment and highly skilled operating personnel.
      Successful execution of growth strategy. Over the past five years, we have grown both organically and through successful acquisitions of competing businesses. Since 2001, we have completed 19 acquisitions. We strive to improve the operating performance of our acquired businesses by increasing their asset utilization and operating efficiency. These acquisitions and organic growth have expanded our geographic presence and customer base and, in turn, have enabled us to cross-sell various products and services through our existing operating locations.
      Diversified and increased cash flow sources. We operate as a diversified oilfield service company through our six business segments. We believe that our product and service offerings and geographical presence through our six business segments provide us with diverse sources of cash flow. Our acquisition of DLS provides greater international presence coupled with relatively stable long-term drilling contracts. Our acquisition of Petro Rentals significantly enhances our production-related services and equipment, and our recent acquisition of substantially all the assets of Oil & Gas Rental further expands our rental tools segment significantly and increases our offshore and international operations.
      Experienced management team. Our executive management team has extensive experience in the energy sector, and consequently has developed strong and longstanding relationships with many of the major and independent exploration and production companies. We believe that our management team has demonstrated its ability to grow our businesses organically, make strategic acquisitions and successfully integrate these acquired businesses into our operations.
Business Strategy
      The key elements of our growth strategy include:
      Mitigate cyclical risk through balanced operations. We strive to mitigate cyclical risk in the oilfield service sector by balancing our operations between onshore versus offshore; drilling versus production; rental tools versus service; domestic versus international; and natural gas versus crude oil. We will continue to shape our organic and acquisition growth efforts to provide further balance across these five categories.
      Expand geographically to provide greater access and service to key customer segments. We have locations in Texas, New Mexico, Colorado, Oklahoma and Louisiana in order to enhance our proximity to customers and more efficiently serve their needs. Our recent acquisition of DLS expanded our geographic footprint into Argentina. We plan to continue to establish new locations in the United States and internationally.
      Prudently pursue strategic acquisitions. To complement our organic growth, we seek to opportunistically complete, at attractive valuations, strategic acquisitions that will be accretive to earnings, complement our products and services, expand our geographic footprint and market presence, and further diversify our customer base.
      Expand products and services provided in existing operating locations. Since the beginning of 2003, we have made approximately $53.5 million in capital expenditures to grow our business organically by expanding our product and service offerings. This strategy is consistent with our belief that oil and natural gas producers more heavily favor integrated suppliers that can provide a broad product and service offering in many geographic locations.

      Increase utilization of assets. We seek to grow revenues and enhance margins by continuing to increase the utilization of our rental assets with new and existing customers. We expect to accomplish this through leveraging longstanding relationships with our customers and cross-selling our suite of services and equipment, while taking advantage of continued improvements in industry fundamentals. We also expect to continue to implement this strategy in our recently expanded rental tools segment, thus improving the utilization and profitability of this newly acquired business with minimal additional investment.
Business Segments
      Rental Tools. We provide specialized rental equipment, including premium drill pipe, heavy weight spiral drill pipe, tubing work strings, blow out preventors, choke manifolds and various valves and handling tools, for both onshore and offshore well drilling, completion and workover operations. Most wells drilled for oil and natural gas require some form of rental tools in the completion phase of a well. We have an inventory of specialized equipment consisting of heavy weight spiral drill pipe, double studded adaptors, test plugs, wear bushings, adapter spools, baskets and spacer spools and other assorted handling tools in various sizes to meet our customers’ demands. We charge customers for rental equipment on a daily basis. Our customers are liable for the cost of inspection and repairs or lost equipment. We currently provide rental tool equipment in Texas, Oklahoma, Louisiana, Mississippi, Colorado and offshore in the Gulf of Mexico.
      We recently expanded this segment significantly with the acquisition of substantially all the assets of Oil & Gas Rental, a Louisiana-based provider of premium rental tools to both offshore and onshore exploration and production companies. The assets we acquired include an extensive inventory of premium rental equipment, including drill pipe, spiral heavy weight drill pipe, tubing work strings, landing strings, blow out preventors, choke manifolds and various valves and handling tools for oil and natural gas drilling. Included in this acquisition were Oil & Gas Rental’s facilities in Morgan City, Louisiana and Victoria, Texas, which principally serve the Gulf of Mexico. Historically, Oil & Gas Rental has also provided rental equipment internationally in Malaysia, Colombia, Russia, Mexico and Canada.
      Oil & Gas Rental has over 40 years of operating history with a strong reputation for service and quality and has a total of approximately 80 employees.
      International Drilling. Through DLS, we provide drilling, completion, workover and related services for oil and gas wells. Headquartered in Buenos Aires, Argentina, DLS operates out of the San Jorge, Cuyan, Neuquén, Austral and Noroeste basins of Argentina. DLS specializes in contract drilling, oil well completion and workover services. DLS also offers a wide variety of other oilfield services such as drilling fluids and completion fluids and engineering and logistics to complement its customers’ field organization.
      Through DLS, we operate a fleet of 51 rigs, including 20 drilling rigs, 18 workover rigs and 12 pulling rigs in Argentina and one drilling rig in Bolivia. Argentine rig operations are generally conducted in remote regions of the country and require substantial infrastructure and support. As of December 1, 2006, all of DLS’ rig fleet was actively marketed, except for one drilling rig that is presently inactive and requires approximately $6.0 million in capital expenditures for upgrades. A land drilling rig is composed of a drawworks or hoist, a derrick, a power plant, rotating equipment, and pumps to circulate the drilling fluid and the drill string. The workover rigs are quite similar to the drilling rigs, however, they are smaller than the drilling rig for the same depth of well. These rigs are used to complete the drilled wells or to repair them whenever necessary. A pulling rig is a type of well-

servicing rig used to pull downhole equipment, such as tubing, rods or the pumps from a well, and replace them when necessary. A pulling rig is also used to set downhole tools and perform lighter jobs.
      DLS currently services several of the major and independent oil and natural gas producing companies in Argentina, including Pan American Energy, Repsol-YPF, Apache Corporation (formerly Pioneer Natural Resources), Occidental Petroleum Corporation (formerly Vintage Petroleum) and Total Austral SA. Major competitors of DLS include Pride International, Inc., Servicios WellTech, S.A., Ensign Energy Services Inc. (formerly ODE), Nabors Industries Ltd. and Helmerich & Payne, Inc.
      Directional Drilling Services. Through Strata, we utilize state-of-the-art equipment to provide well planning and engineering services, directional drilling packages, downhole motor technology, well site directional supervision, exploratory and development re-entry drilling, downhole guidance services and other drilling services to our customers. We also provide logging-while-drilling and measurement-while-drilling services. We have a team of approximately 79 full-time directional drillers and maintain a selection of approximately 160 drilling motors. According to Baker Hughes, as of December 1, 2006, 40% of all wells in the United States are drilled directionally and/or horizontally. We expect that figure to grow over the next several years as companies seek to exploit maturing fields and sensitive formations. Management believes directional drilling offers several advantages over conventional drilling including:

•	improvement of total cumulative recoverable reserves;

•	improved reservoir production performance beyond conventional vertical wells; and

•	reduction of the number of field development wells.
      Since 2002, we have increased our team of directional drillers from ten to approximately 79. Our straight hole drilling motors offer opportunity to capture additional market share. We currently provide our directional drilling services in Texas, Louisiana, Oklahoma and Colorado. In December of 2006, we merged Target into Strata.
      Casing and Tubing Services. Through Tubular, we provide specialized equipment and trained operators to perform a variety of pipe handling services, including installing casing and tubing, changing out drill pipe and retrieving production tubing for both onshore and offshore drilling and workover operations, which we refer to as casing and tubing services. All wells drilled for oil and natural gas require casing to be installed for drilling, and if the well is producing, tubing will be required in the completion phase. We currently provide casing and tubing services primarily in Texas, Louisiana and both onshore and offshore in the Gulf of Mexico and Mexico.
      We expanded our casing and tubing services in September 2005 by acquiring the casing and tubing assets of IHS/Spindletop, a division of Patterson, a subsidiary of RPC, Inc. We paid $15.7 million for RPC, Inc.’s casing and tubing assets, which consisted of casing and tubing installation equipment, including hammers, elevators, trucks, pickups, power units, laydown machines, casing tools and torque turn equipment. The acquisition of RPC, Inc.’s casing and tubing assets increased our capability in casing and tubing services and expanded our geographic capability. We opened new field offices in Corpus Christi, Texas, Kilgore, Texas, Lafayette, Louisiana and Houma, Louisiana. The acquisition allowed us to enter the East Texas and Louisiana market for casing and tubing services as well as offshore in the Gulf of Mexico. Additionally, the acquisition greatly expanded our premium tubing services.
      We expanded this segment again in April 2006 with the acquisition of Rogers for $13.7 million. Historically, Rogers rented, sold and serviced power drill pipe tongs and accessories and rental tongs for snubbing and well control applications and provided specialized tong operators for rental jobs. In December of 2006, we merged Rogers into Tubular.
      We provide equipment used in casing and tubing services in Mexico to Matyep. Matyep provides equipment and services for offshore and onshore drilling operations to Petroleos Mexicanos, known as Pemex, in Villahermosa, Reynosa, Veracruz and Ciudad del Carmen, Mexico. Matyep provides all personnel, repairs, maintenance, insurance and supervision for provision of the casing and tubing crew and torque turn service. The term of the lease agreement pursuant to which we provide the equipment and Matyep provides the above listed items continues for as long as Matyep is successful in maintaining its casing and tubing business with Pemex. Services to offshore drilling operations in Mexico are traditionally seasonal, with less activity during the first quarter of each calendar year due to weather conditions.
      Compressed Air Drilling Services. Through AirComp, we provide compressed air equipment, drilling chemicals and other specialized drilling products for underbalanced drilling applications, which we refer to as compressed air drilling services. With a combined fleet of over 130 compressors and boosters, we believe we are one of the largest providers of compressed air or underbalanced drilling services in the United States. We also provide premium air hammers and bits to oil and natural gas companies for use in underbalanced drilling. Our broad and diversified product line enables us to compete in the underbalanced drilling market with an equipment package engineered and customized to specifically meet customer requirements.
      Underbalanced drilling shortens the time required to drill a well and enhances production by minimizing formation damage. There is a trend in the industry to drill, complete and workover wells with underbalanced drilling operations, and we expect the market to continue to grow.
      In July 2005, we purchased the compressed air drilling assets of W.T., operating in West Texas, and acquired the remaining 45% equity interest in AirComp from M-I. The acquired assets include air compressors, boosters, mist pumps, rolling stock and other equipment. These assets were integrated into AirComp’s assets and complement and add to AirComp’s product and service offerings. We currently provide compressed air drilling services in Texas, Oklahoma, New Mexico, Colorado, Utah, Wyoming and Arkansas.
      Production Services. We provide a variety of quality production-related rental tools and equipment and services, including wire line services, land and offshore pumping services and coil tubing. We also provide specialized equipment and trained operators to install and retrieve capillary tubing, through which chemicals are injected into producing wells to increase production and reduce corrosion. In addition, we perform workover services with coiled tubing units. Chemicals are injected through the tubing to targeted zones up to depths of approximately 20,000 feet. The result is improved production from treatment of downhole corrosion, scale, paraffin and salt build-up in producing wells. Natural gas wells with low bottom pressures can experience fluid accumulation in the tubing and well bore. This injection system can inject a foaming agent which lightens the fluids allowing them to flow out of the well. Additionally, corrosion inhibitors can be introduced to reduce corrosion in the well. Our production services segment was established with the acquisition of Downhole, in December 2004, and the acquisition of Capcoil, in May 2005. In February of 2006, we merged Downhole into Capcoil and named the new entity Allis-Chalmers Production Services, Inc., or Production Services.
      We have an inventory of specialized equipment consisting of capillary and coil tubing units in various sizes ranging from 1/4” to 1 1/4” along with nitrogen pumping and transportation equipment. We recently received two capillary units and four coil tubing units in 2006, and we have two additional coil tubing units on order and scheduled for delivery in 2007. The new coil tubing units range in size from 1 1/4” to 1 3/4.” We also maintain a full range of stainless and carbon steel coiled tubing and related supplies used in the installation of the tubing. We sell or rent the tubing and charge a fee for its installation, servicing and removal, which includes the service personnel and associated equipment on a turn key or hourly basis. We do not provide the chemicals injected into the well.
      In October 2006, we expanded our production services segment with the acquisition of Petro Rentals. Petro Rentals serves both the onshore and offshore markets, providing a variety of quality rental tools and equipment and services, with an emphasis on production-related equipment and services, including wire line services and equipment, land and offshore pumping services and coiled tubing. We currently provide production services in Texas, Louisiana, Oklahoma and Mexico.
Cyclical Nature of Oilfield Services Industry
      The oilfield services industry is highly cyclical. The most critical factor in assessing the outlook for the industry is the worldwide supply and demand for oil and the domestic supply and demand for natural gas. The peaks and valleys of demand are further apart than those of many other cyclical industries. This is primarily a result of the industry being driven by commodity demand and corresponding price increases. As demand increases, producers raise their prices. The price escalation enables producers to increase their capital expenditures. The increased capital expenditures ultimately result in greater revenues and profits for services and equipment companies. The increased capital expenditures also ultimately result in greater production which historically has resulted in increased supplies and reduced prices.
      Demand for our services has been strong throughout 2003, 2004, 2005 and 2006. Management believes demand will remain strong throughout 2007 due to high oil and natural gas prices and the capital expenditure plans of the exploration and production companies. Because of these market fundamentals for oil and natural gas, management believes the long-term trend of activity in our markets is favorable. However, these factors could be more than offset by other developments affecting the worldwide supply and demand for oil and natural gas products.
Customers
      In 2005, none of our customers accounted for more than 10% of our revenues. Our customers are the major independent oil and natural gas companies operating in the United States, Mexico and Argentina. In 2004, Matyep in Mexico represented 10.8% and Burlington Resources Inc. represented 10.1% of our consolidated revenues. In 2003, Matyep represented 10.2%, Burlington Resources Inc. represented 11.1% and El Paso Corporation represented 14.1%, of our revenues. The loss without replacement of our larger existing customers could have a material adverse effect on our results of operations.
Suppliers
      The equipment utilized in our business is generally available new from manufacturers or at auction. Currently, due to the high level of activity in the oilfield services industry, there is a high demand for new and used equipment. Consequently, there is a limited amount of many types of equipment available at auction and significant backlogs on new equipment. However, the cost of acquiring new equipment to expand our business could increase as a result of the high demand for equipment in the industry.

Competition
      We experience significant competition in all areas of our business. In general, the markets in which we compete are highly fragmented, and a large number of companies offer services that overlap and are competitive with our services and products. We believe that the principal competitive factors are technical and mechanical capabilities, management experience, past performance and price. While we have considerable experience, there are many other companies that have comparable skills. Many of our competitors are larger and have greater financial resources than we do.
      We believe that there are five major directional drilling companies, Schlumberger, Halliburton, Baker Hughes, W-H Energy Services (Pathfinder) and Weatherford, that market both worldwide and in the United States as well as numerous small regional players.
      Our largest competitor for compressed air drilling services is Weatherford. Weatherford focuses on large projects, but also competes in the more common compressed air, mist, foam and aerated mud drilling applications. Other competition comes from smaller regional companies.
      Significant competitors in the casing and tubing markets we serve include Frank’s Casing Crew and Rental Tools, Weatherford, BJ Services, Tesco and Premier Ltd. These markets remain highly competitive and fragmented with numerous casing and tubing crew companies working in the United States. Our primary competitors in Mexico are South American Enterprises and Weatherford, both of which provide similar products and services.
      There are two other significant competitors in the chemical injection services portion of the production services market, Weatherford and Dyna Coil. We believe we own approximately 30% of the capillary tubing units in the southwestern United States that are used for chemical injection services.
      The rental tool business is highly fragmented with hundreds of companies offering various rental tool services. Our largest competitors include Weatherford, Quail Rental Tools, Knight Rental Tools and W-H Energy Services (Thomas Tools).
      Our five largest competitors in the contract drilling and workover services business are Pride International, Inc., Servicios WellTech, S.A., Ensign Energy Services Inc. (formerly ODE), Nabors Industries Ltd. and Helmerich & Payne, Inc.
Employees
      Our strategy includes acquiring companies with strong management and entering into long-term employment contracts with key employees in order to preserve customer relationships and assure continuity following acquisition. In general, we believe we have good relations with our employees. None of our employees, other than our DLS employees, is represented by a union. We actively train employees across various functions, which we believe is crucial to motivate our workforce and maximize efficiency. Employees showing a higher level of skill are trained on more technologically complex equipment and given greater responsibility. All employees are responsible for on-going quality assurance. At December 1, 2006, we had approximately 2,477 employees. Almost all of DLS’ operations are subject to collective bargaining agreements, however, we believe that we maintain a satisfactory relationship with the unions to which DLS’ employees belong.
Insurance
      We carry a variety of insurance coverages for our operations, and we are partially self-insured for certain claims in amounts that we believe to be customary and reasonable. However, there is a risk that our insurance may not be sufficient to cover any particular loss or that insurance may not cover all losses. Finally, insurance rates have in the past been subject to wide fluctuation, and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions.
Federal Regulations and Environmental Matters
      Our operations are subject to federal, state, local and foreign laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Because we provide services to companies producing oil and natural gas, which are toxic substances, we may become subject to claims relating to the release of such substances into the environment. While we are not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on us, it is possible that an environmental claim could arise that could cause our business to suffer. We do not anticipate any material expenditures to comply with environmental regulations affecting our operations.
      In addition to claims based on our current operations, we are from time to time named in environmental claims relating to our activities prior to our reorganization in 1988. See “— Legal Proceedings.”
Intellectual Property Rights
      Except for our relationships with our customers and suppliers described above, we do not own any patents, trademarks, licenses, franchises or concessions which we believe are material to the success of our business. As part of our overall corporate strategy to focus on our core business of providing services to the oil and natural gas industry and to increase stockholder value, we are investigating the sale or license of our worldwide rights to trade names and logos for products and services outside the energy sector.
Description of Properties
      The following table describes the location and general character of the principal physical properties used in each of our company’s businesses as of December 31, 2006. All of the U.S. properties listed below are leased by us except for our properties in Edinburg, Texas, Victoria, Texas, Morgan City, Louisiana and one of our Production Services locations in Broussard, Louisiana. All of the Argentine and Bolivian properties listed below are leased by DLS except for the properties in Comodoro Rivadavia, Neuquén, Rincón de los Sauces and Tartagal.

Business Segment	Location

Directional Drilling Services	Houston, Texas Corpus Christi, Texas Oklahoma City, Oklahoma Lafayette, Louisiana
Compressed Air Drilling Services	Houston, Texas San Angelo, Texas Fort Stockton, Texas Farmington, New Mexico Grand Junction, Colorado Wilburton, Oklahoma Sonora, Texas Grandbury, Texas Denver, Colorado Carlsbad, New Mexico

Business Segment	Location

Casing and Tubing Services	Edinburg, Texas Pearsall, Texas Corpus Christi, Texas Kilgore, Texas Broussard, Louisiana Houma, Louisiana
Rental Tools	Houston, Texas Broussard, Louisiana Morgan City, Louisiana Victoria, Texas
Production Services	Midland, Texas Corpus Christi, Texas Kilgore, Texas Carthage, Texas Alvin, Texas Broussard, Louisiana Arcadia, Louisiana Cordell, Oklahoma
International Drilling	Buenos Aires, Argentina Rio Grande, Argentina Comodoro Rivadavia, Argentina Neuquén, Argentina Rincón de los Sauces, Argentina Tartagal, Argentina Santa Cruz, Bolivia
General Corporate	Houston, Texas
Legal Proceedings
      On June 29, 1987, we filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Our plan of reorganization was confirmed by the Bankruptcy Court after acceptance by our creditors and stockholders, and was consummated on December 2, 1988.
      At confirmation of our plan of reorganization, the United States Bankruptcy Court approved the establishment of the A-C Reorganization Trust as the primary vehicle for distributions and the administration of claims under our plan of reorganization, two trust funds to service health care and life insurance programs for retired employees and a trust fund to process and liquidate future product liability claims. The trusts assumed responsibility for substantially all remaining cash distributions to be made to holders of claims and interests pursuant to our plan of reorganization. We were thereby discharged of all debts that arose before confirmation of our plan of reorganization.
      We do not administer any of the aforementioned trusts and retain no responsibility for the assets transferred to or distributions to be made by such trusts pursuant to our plan of reorganization.
      As part of our plan of reorganization, we settled U.S. Environmental Protection Agency claims for cleanup costs at all known sites where we were alleged to have disposed of hazardous waste. The EPA settlement included both past and future cleanup costs at these sites and released us of liability to other potentially responsible parties in connection with these specific sites. In addition, we negotiated settlements of various environmental claims asserted by certain state environmental protection agencies.
      Subsequent to our bankruptcy reorganization, the EPA and state environmental protection agencies have in a few cases asserted that we are liable for cleanup costs or fines in connection with several hazardous waste disposal sites containing products manufactured by us prior to consummation of our plan of reorganization. In each instance, we have taken the position that the cleanup costs and all other liabilities related to these sites were discharged in the bankruptcy, and the cases have been disposed of without material cost. A number of Federal Courts of Appeal have issued rulings consistent with this position, and based on such rulings, we believe that we will continue to prevail in our position that our liability to the EPA and third parties for claims for environmental cleanup costs that had pre-petition triggers have been discharged. A number of claimants have asserted claims for environmental cleanup costs that had pre-petition triggers, and in each event, the A-C Reorganization Trust, under its mandate to provide plan of reorganization implementation services to us, has responded to such claims, generally, by informing claimants that our liabilities were discharged in the bankruptcy. Each of such claims has been disposed of without material cost. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material adverse effect on us.
      The EPA and certain state agencies continue from time to time to request information in connection with various waste disposal sites containing products manufactured by us before consummation of the plan of reorganization that were disposed of by other parties. Although we have been discharged of liabilities with respect to hazardous waste sites, we are under a continuing obligation to provide information with respect to our products to federal and state agencies. The A-C Reorganization Trust, under its mandate to provide plan of reorganization implementation services to us, has responded to these informational requests because pre-bankruptcy activities are involved.
      We were advised in late 2005 that the A-C Reorganization Trust is in the process of terminating and distributing its assets, and as a result, we will assume the responsibility of responding to claimants and to the EPA and state agencies previously undertaken by the A-C Reorganization Trust. However, we have been advised by the A-C Reorganization Trust that its cost of providing these services has not been material in the past, and therefore we do not expect to incur material expenses as a result of responding to such requests. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material adverse effect on us.
      We are named as a defendant from time to time in product liability lawsuits alleging personal injuries resulting from our activities prior to our reorganization involving asbestos. These claims are referred to and handled by a special products liability trust formed to be responsible for such claims in connection with our reorganization. As with environmental claims, we do not believe we are liable for product liability claims relating to our business prior to our bankruptcy; moreover, the products liability trust continues to defend all such claims. However, there can be no assurance that we will not be subject to material product liability claims in the future.
      We are involved in various other legal proceedings, including labor contract litigation, in the ordinary course of businesses. The legal proceedings are at different stages; however, we believe that the likelihood of material loss relating to any such legal proceeding is remote.

OUR MANAGEMENT
Board of Directors and Executive Officers
      Our executive officers and directors are:

Name	Age	Position

Munawar H. Hidayatallah	62	Chairman of the Board and Chief Executive Officer
Burt A. Adams	45	Vice Chairman of the Board, President and Chief Operating Officer
Victor M. Perez	53	Chief Financial Officer
Theodore F. Pound III	52	General Counsel and Secretary
Bruce Sauers	42	Vice President and Corporate Controller
David K. Bryan	49	President and Chief Operating Officer of Strata Directional Technology, Inc.
Steven Collins	54	President of Allis-Chalmers Production Services, Inc.
James Davey	52	President of Allis-Chalmers Rental Services, Inc. (formerly Allis-Chalmers Rental Tools, Inc.)
Gary Edwards	54	President of Allis-Chalmers Tubular Services Inc.
Terrence P. Keane	54	President and Chief Executive Officer of AirComp L.L.C
Ali H. M. Afdhal	62	Director(2)
Alejandro P. Bulgheroni	62	Director
Carlos A. Bulgheroni	61	Director
John E. McConnaughy, Jr.	77	Director(1)
Victor F. Germack	66	Director(1)
Robert E. Nederlander	73	Director(1)(3)
Jeffrey R. Freedman	59	Director(2)(3)
Leonard Toboroff	73	Vice Chairman of the Board

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Nominating Committee.
      Munawar H. Hidayatallah has served as our Chairman of the Board and Chief Executive Officer since May 2001, and was President from May 2001 through February 2003. Mr. Hidayatallah was Chief Executive Officer of OilQuip from its formation in February 2000 until it merged with us in May 2001. From December 1994 until August 1999, Mr. Hidayatallah was the Chief Financial Officer and a director of IRI International, Inc., which was acquired by National Oilwell, Inc. in early 2000. IRI International, Inc. manufactured, sold and rented oilfield equipment to the oilfield and natural gas exploration and production sectors. From August 1999 until February 2001, Mr. Hidayatallah worked as a consultant to IRI International, Inc. and Riddell Sports Inc.
      Burt A. Adams was appointed as Vice Chairman of our board of directors on December 18, 2006 and became our President and Chief Operating Officer on December 19, 2006. Mr. Adams has served as President and Chief Executive Officer of Oil & Gas Rental Services, Inc. since 1996. In April 2006, Mr. Adams was appointed a director of ATP Oil & Gas Corporation. He also serves as Chairman of Offshore Energy Center, Ocean Star Museum, located in Galveston, Texas and is on the Executive Committee of National Ocean Industries Association (NOIA). Mr. Adams worked for Hydril Company in Houston, Texas from 1988 to 1996. Mr. Adams received a Bachelors of Science degree in Civil Engineering from Tulane University in 1983, and a Masters degree in Business Administration from Harvard University in 1988.
      Victor M. Perez became our Chief Financial Officer in August 2004. From July 2003 to July 2004, Mr. Perez was a private consultant engaged in corporate and international finance advisory. From February 1995 to June 2003, Mr. Perez was Vice President and Chief Financial Officer of Trico Marine Services, Inc., a marine transportation company serving the offshore energy industry. Trico Marine Services, Inc. filed a petition under the federal bankruptcy laws in December 2004. Mr. Perez was Vice President of Corporate Finance with Offshore Pipelines, Inc., an oilfield marine construction company, from October 1990 to January 1995, when that company merged with a subsidiary of McDermott International. Mr. Perez also has 15 years of experience in international energy banking. Mr. Perez is a director of Safeguard Security Holdings.
      Theodore F. Pound III became our General Counsel in October 2004 and was elected Secretary in January 2005. For ten years prior to joining us, he practiced law with the law firm of Wilson, Cribbs & Goren, P.C., Houston, Texas. Mr. Pound has practiced law for more than 25 years. Mr. Pound represented us as our lead counsel in each of our acquisitions beginning in 2001.
      Bruce Sauers has served as our Vice President and Corporate Controller since July 2005. From January 2005 until July 2005, Mr. Sauers was Controller of Blast Energy Inc., an oilfield services company. From June 2004 until January 2005, Mr. Sauers worked as a financial and accounting consultant. From July 2003 until June 2004, Mr. Sauers served as controller for HMT, Inc., an above ground storage tank company. From February 2003 until July 2003, Mr. Sauers served as assistant controller at Todco, an offshore drilling contractor. From August 2002 until January 2003, Mr. Sauers acted as a consultant on SEC accounting and financial matters. From December 2001 through June 2002, Mr. Sauers was corporate controller at OSCA, Inc., an oilfield services company, which merged with BJ Service Company. From December 1996 until December 2001, Mr. Sauers was a corporate controller at UTI Energy Corp., a land drilling contractor, which merged and became Patterson-UTI Energy, Inc. Mr. Sauers is a certified public accountant and has served as an accountant for approximately 20 years.
      David K. Bryan has served as President and Chief Operating Officer of Strata since February 2005. Mr. Bryan served as Vice President of Strata from June 2002 until February 2005. From February 2002 to June 2002, he served as General Manager, and from May 1999 through February 2002, he served as Operations Manager of Strata. Mr. Bryan has been involved in the directional drilling sector since 1979.
      Steven Collins has served as President of Production Services since December 2005. Mr. Collins was our corporate Vice President of Sales and Marketing from June 2005 to December 2005. From 2002 to 2005, Mr. Collins served as Sales Manager of Well Testing and Corporate Strategic Accounts Manager for TETRA Technologies. From 1997 to 2002, Mr. Collins was in sales for Production Well Testers. Mr. Collins has over 25 years’ experience in various sales and management positions in the oilfield services industry.
      James Davey has served as President of Allis-Chalmers Rental Services, Inc. since April 2005. Mr. Davey was President of Safco Oilfield Products from September 2004 through 2005 and served as our Executive Vice President of Business Development and Acquisitions in October 2003 until 2004. Prior to joining us, Mr. Davey had been employed with CooperCameron for 28 years in various positions.
      Gary Edwards has served as President of Tubular since December 2005 after serving as Executive Vice President of Tubular since September 2005. From April 1997 to September 2005, Mr. Edwards

served as Operations Manager for IHS/ Spindletop Tubular Services, a division of Patterson. Mr. Edwards has been in the casing and tubing industry for the past 29 years.
      Terrence P. Keane has served as President and Chief Executive Officer of our AirComp subsidiary since its formation on July 1, 2003, and served as a consultant to M-I in the area of compressed air drilling from July 2002 until June 2003. From March 1999 until June 2002, Mr. Keane served as Vice President and General Manager — Exploration, Production and Processing Services for Gas Technology Institute where Mr. Keane was responsible for all sales, marketing, operations and research and development of the exploration, production and processing business unit. For more than ten years prior to joining the Gas Technology Institute, Mr. Keane had various positions with Smith International, Inc., Houston, Texas, most recently in the position of Vice President Worldwide Operations and Sales for Smith Tool.
      Ali H. M. Afdhal was appointed to our board of directors on September 12, 2006. Since 2001, Mr. Afdhal has operated and managed his family’s international and agricultural interests. Mr. Afdhal is a graduate of The Institute of Chartered Accountants in England and Wales.
      Alejandro P. Bulgheroni was appointed to our board of directors on August 14, 2006. Mr. Bulgheroni has served as the Chairman of the Management Committee of Pan American Energy LLC, an oil and gas company, since November 1997. He also served as the Chairman of Bridas SAPIC from 1988 until 1997. He has served as Vice-Chairman and Executive Vice-President of Bridas Corporation since 1993. He also serves as Chairman of Associated Petroleum Investors Ltd., an international oil and gas holding company, and as Chairman and President of Bridas International Holdings Ltd. Mr. Bulgheroni is a member of the Petroleum and Gas Argentine Institute and of the Society of Petroleum Engineers (USA), Vice-President of the Argentine Chamber of Hydrocarbons Producers (CEPH), Vice-President of the Argentine-Uruguayan Chamber of Commerce, Counselor of the Buenos Aires Stock Exchange and Counselor of the Argentine Business Council for Sustainable Development (CEADS). Mr. Bulgheroni is a graduate of the University of Buenos Aires with a degree in Industrial Engineering.
      Carlos A. Bulgheroni was appointed to our board of directors on August 14, 2006. Mr. Bulgheroni has served as the Chairman and President of Bridas Corporation, an international oil and gas holding company, since 1993. He has been a member of the Management Committee of Pan American Energy LLC since November 1997. He is also a member of the International Council of the Center for Strategic and International Studies (CSIS-Washington), of the International Committee of The Kennedy Center for the Performing Arts and of the Executive Board of the International Chamber of Commerce (ICC-Paris). Mr. Bulgheroni is a graduate of the University of Buenos Aires Law School.
      John E. McConnaughy, Jr. was appointed to our board of directors in May 2004. Mr. McConnaughy has served as Chairman and Chief Executive Officer of JEMC Corporation, a personal holding company, since he founded it in 1985. His career includes positions of management with Westinghouse Electric and the Singer Company, as well as service as a director of numerous public and private companies. In addition, he previously served as Chairman and Chief Executive Officer of Peabody International Corp. and Chairman and Chief Executive Officer of GEO International Corp. He retired from Peabody in February 1986 and GEO in October 1992. Mr. McConnaughy currently serves on the boards of Wave Systems Corp., Consumer Portfolio Services, Inc., Overhill Farms, Inc., Levcor International, Inc. and Arrow Resources Development Inc. He also serves as Chairman of the Board of Trustees of the Strang Cancer Prevention Center and as Chairman Emeritus for the Harlem School of the Arts.
      Victor F. Germack was appointed to our board of directors in January 2005. Mr. Germack has served since 1980 as President of Heritage Capital Corp., a company engaged in investment banking services. In addition, Mr. Germack formed, and since 2002 has been President of, RateFinancials Inc., a company that rates and ranks the financial reporting of U.S. public companies.

      Robert E. Nederlander has served as our director since May 1989. Mr. Nederlander served as our Chairman of the board of directors from May 1989 to 1993, and as our Vice Chairman of the board of directors from 1993 to 1996. Mr. Nederlander has been a Director of Cendant Corp. since December 1997 and Chairman of the Corporate Governance Committee of Cendant Corp. since 2002. Mr. Nederlander was a director of HFS, Inc. from July 1995 to December 1997. Since November 1981, Mr. Nederlander has been President and/or Director of the Nederlander Organization, Inc., owner and operator of legitimate theaters in New York City. Since December 1998, Mr. Nederlander has been a managing partner of the Nederlander Company, LLC, operator of legitimate theaters outside New York City. Mr. Nederlander was Chairman of the board of directors of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 to September 2003 and was the Chief Executive Officer of such corporation from 1988 through April 1, 1993. Mr. Nederlander has been a limited partner and a director of the New York Yankees since 1973. Mr. Nederlander has been President of Nederlander Television and Film Productions, Inc. since October 1985. In addition, from January 1988 to January 2002, Mr. Nederlander was Chairman of the Board and Chief Executive Officer of Mego Financial Corp., beginning in January 1988 and resigned all positions in January 2002. The new management changed Mego’s name to Leisure Industries Corporation of America and later filed a voluntary petition under Chapter 11 of the U.S. federal bankruptcy code in July 2003.
      Jeffrey R. Freedman was appointed to our board of directors in January 2005. Mr. Freedman served as our Executive Vice President — Corporate Development from January 2002 to November 2002. Since January 2003, Mr. Freedman has been involved in real estate development in South Florida. From 1994 through March 2002, Mr. Freedman was Managing Director — Oil Services and Equipment for Prudential Securities with responsibilities for institutional equity research of oilfield services and contract drilling companies in the U.S. public markets. Mr. Freedman has been involved and held various positions with major institutional brokerage firms in equity research relating to the oil service sector over the last 20 years.
      Leonard Toboroff has served as our director and Vice Chairman of the board of directors since May 1989 and served as our Executive Vice President from May 1989 until February 2002. Mr. Toboroff served as a director and Vice President of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 through October 2003, and he is also a director of Engex Corp. and NOVT Corporation. Mr. Toboroff is currently a managing (executive) director of Corinthian Capital, a private equity firm. Mr. Toboroff has been a practicing attorney continuously since 1961.
Board of Directors; Committees
      Our board currently has ten members who serve for a term of one year or until their successors are elected and take office. Pursuant to the corporate governance rules of the American Stock Exchange, a majority of the members of our board of directors must be “independent” in the meaning of such rules. Currently, we currently have five independent and five non-independent directors. Our board of directors has increased the number of seats comprising our entire board from ten to eleven in order to add an additional independent director. The Nominating Committee of our board is evaluating candidates to fill the newly created independent director position, and we expect our board to fill the new position promptly upon receiving the nomination by the Nominating Committee.
      Our board of directors currently has three standing committees: the Audit Committee, the Nominating Committee and the Compensation Committee.

Audit Committee
      Our Audit Committee consists of three directors, Mr. McConnaughy and Mr. Germack, who serve as Co-Chairmen, and Mr. Nederlander. All of our Audit Committee members are “independent” under the applicable American Stock Exchange and SEC rules regarding audit committee membership. Our board of directors has determined that Mr. Germack qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee.
      The Audit Committee assists our board of directors in fulfilling its oversight responsibility by overseeing and evaluating (i) the conduct of our accounting and financial reporting process and the integrity of the financial statements that will be provided to stockholders and others; (ii) the functioning of our systems of internal accounting and financial controls; and (iii) the engagement, compensation, performance, qualifications and independence of our independent auditors. Our board of directors adopted a written Audit Committee charter in March 2002, which was amended in May 2004. The charter is reviewed annually and revised as appropriate. A copy of the Audit Committee charter is available on our website (www.alchenergy.com). Information on our website is not incorporated into this prospectus and is not a part of this prospectus.
      The independent auditors have unrestricted access and report directly to the Audit Committee. The Audit Committee meets privately with, and has unrestricted access to, the independent auditors and all of our personnel.
      The Audit Committee initially selected UHY Mann Frankfort Stein & Lipp CPAs, LLP as our independent auditors for the fiscal year ended December 31, 2006. On June 1, 2006, the partners of UHY Mann Frankfort Stein & Lipp CPAs, LLP announced that they were joining UHY LLP, a New York limited liability partnership. UHY LLP is the independent registered public accounting firm with which UHY Mann Frankfort Stein & Lipp CPAs, LLP has an affiliation. UHY LLP is a legal entity that is separate from UHY Mann Frankfort Stein & Lipp CPAs, LLP. On June 15, 2006, UHY Mann Frankfort Stein & Lipp CPAs, LLP notified us that it has ceased to provide audit services to us, and accordingly, resigned as our independent auditors on that date. On June 15, 2006, the Audit Committee engaged UHY LLP as our independent auditors for our fiscal year ending December 31, 2006.

Compensation Committee
      The Compensation Committee currently consists of Mr. Afdhal, as Chairman, and Mr. Freedman. The Compensation Committee formulates and oversees the execution of our compensation strategies, including by making recommendations to our board of directors with respect to compensation arrangements for senior management, directors and other key employees. The Compensation Committee also administers our 2003 Incentive Stock Plan and will administer our 2006 Incentive Plan. Our board of directors has adopted a charter for the Compensation Committee, a copy of which is available on our website (www.alchenergy.com). Information on our website is not incorporated into this prospectus and is not a part of this prospectus.

Nominating Committee
      The Nominating Committee of our board of directors was established in January 2005 to select nominees for the board of directors. The Nominating Committee consists of Mr. Nederlander, as Chairman, and Mr. Freedman, both of whom are independent as defined for such purpose by the American Stock Exchange. We have no formal procedure pursuant to which stockholders may recommend nominees to our board of directors or Nominating Committee, and the board of directors believes that the lack of a formal procedure will not hinder the consideration of qualified nominees. The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of the Nominating Committee through current board members, stockholders and other persons. Our board of directors has adopted a charter for the Nominating Committee, a copy of which is available on our website (www.alchenergy.com). Information on our website is not incorporated into this prospectus and is not a part of this prospectus.

THE EXCHANGE OFFER
Exchange Terms
      Old notes in an aggregate principal amount of $255,000,000 are currently issued and outstanding. The maximum aggregate principal amount of new notes that will be issued in exchange for old notes is $255,000,000. The terms of the new notes and the old notes are substantially the same in all material respects, except that the new notes will not contain terms with respect to transfer restrictions, registration rights and payments of liquidated damages.
      The new notes will bear interest at a rate of 9.0% per year, payable semi-annually on January 15 and July 15 of each year, beginning on January 15, 2007. Holders of new notes will receive interest from July 15, 2006, the date of the last payment of interest on the old notes. Holders of new notes will not receive any interest on old notes tendered and accepted for exchange. In order to exchange your old notes for transferable new notes in the exchange offer, you will be required to make the following representations, which are included in the letter of transmittal:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person or entity to participate, in the distribution of the new notes;

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or a broker-dealer tendering old notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the new notes.
      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered in the exchange offer, and the exchange agent will deliver the new notes promptly after the expiration date of the exchange offer.
      If you tender your old notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes in connection with the exchange offer. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than the taxes described below under “— Transfer Taxes.”
      We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your existing old notes into this exchange offer. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into this exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.
Expiration Date; Extensions; Termination; Amendments
      The exchange offer expires at 5:00 p.m., New York City time, on January 5, 2007, unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer.

      We expressly reserve the right, so long as applicable law allows:

•	to delay our acceptance of old notes for exchange;

•	to terminate the exchange offer if any of the conditions set forth under “— Conditions of the Exchange Offer” exist;

•	to waive any condition to the exchange offer;

•	to amend any of the terms of the exchange offer; and

•	to extend the expiration date and retain all old notes tendered in the exchange offer, subject to your right to withdraw your tendered old notes as described under “— Withdrawal of Tenders.”
      Any waiver or amendment to the exchange offer will apply to all old notes tendered, regardless of when or in what order the old notes were tendered. If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.
      We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.
      In the event we terminate the exchange offer, all old notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.
      In the event that the exchange offer is withdrawn or otherwise not completed, new notes will not be given to holders of old notes who have validly tendered their old notes.
Resale of New Notes
      Based on interpretations of the SEC staff set forth in no action letters issued to third parties, we believe that new notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are acquiring new notes in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the new notes;

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act; and

•	you are not a broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.
      If you tender old notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

•	you cannot rely on those interpretations by the SEC staff, and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

      Only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.
Acceptance of Old Notes for Exchange
      We will accept for exchange old notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us. We will not accept old notes for exchange subsequent to the expiration date of the exchange offer. Tenders of old notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
      We expressly reserve the right, in our sole discretion, to:

•	delay acceptance for exchange of old notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

•	terminate the exchange offer and not accept for exchange any old notes not theretofore accepted for exchange, if any of the conditions set forth below under “— Conditions of the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law.
      In all cases, new notes will be issued only after timely receipt by the exchange agent of certificates representing old notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered old notes, or defectively tendered old notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the new notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the new notes and transmitting them to the holders. The exchange agent will deliver the new notes to holders of old notes accepted for exchange after the exchange agent receives the new notes.
      If, for any reason, we delay acceptance for exchange of validly tendered old notes or we are unable to accept for exchange validly tendered old notes, then the exchange agent may, nevertheless, on our behalf, retain tendered old notes, without prejudice to our rights described under “— Expiration Date; Extensions; Termination; Amendments,” “— Withdrawal of Tenders” and “— Conditions of the Exchange Offer,” subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.
      If any tendered old notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more old notes than those that are tendered, certificates evidencing old notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “— Procedures for Tendering Old Notes — Book-Entry Transfer,” such old notes will be credited to the account maintained at such book-entry transfer facility from which such old notes were delivered, unless otherwise requested by such holder under “Special Delivery Instructions” in the letter of transmittal, promptly following the expiration date or the termination of the exchange offer.
      Tendering holders of old notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their old notes other than as described in “— Transfer Taxes” or in Instruction 7 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.
Procedures for Tendering Old Notes
      Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender old notes should contact such registered holder promptly and instruct such registered holder to tender old notes on such beneficial owner’s behalf.

Tender of Old Notes Held Through Depository Trust Company
      The exchange agent and Depository Trust Company, or DTC, have confirmed that the exchange offer is eligible for the DTC’s automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent.
      The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent which states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that they have received and agree to be bound by the notice of guaranteed delivery.

Tender of Old Notes Held in Certificated Form
      For a holder to validly tender old notes held in certificated form:

•	the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

•	the exchange agent must receive certificates for tendered old notes at such address, or such old notes must be transferred pursuant to the procedures for book-entry transfer described below.
      A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender old notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose old notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

      Letters of transmittal and old notes should be sent only to the exchange agent, and not to us or to DTC.
      The method of delivery of old notes, letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering old notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of old notes will be accepted.

Signature Guarantee
      Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

•	the letter of transmittal is signed by the registered holder of the old notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those old notes and the new notes are to be issued directly to such registered holder(s), or, if tendered by a participant in one of the book-entry transfer facilities, any old notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant’s account at the book-entry transfer facility, and neither the “Special Issuance Instructions” nor the “Special Delivery Instructions” box on the letter of transmittal has been completed, or

•	the old notes are tendered for the account of an eligible institution.
      An eligible institution is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or a trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act.

Book-Entry Transfer
      The exchange agent will seek to establish a new account or utilize an existing account with respect to the old notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the old notes may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account. However, although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, must be received by the exchange agent at one of its addresses set forth in this prospectus on or prior to the expiration date of the exchange offer, or else the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery
      If you wish to tender your old notes and:

(1) certificates representing your old notes are not lost but are not immediately available,

(2) time will not permit your letter of transmittal, certificates representing your old notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

(3) the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer, you may nevertheless tender if all of the following conditions are complied with:

•	your tender is made by or through an eligible institution; and

•	on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, overnight courier, registered or certified mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

(a) set forth your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered;

(b) state that the tender is being made thereby;

(c) guarantee that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the old notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

(d) the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all old notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the expiration date.

Other Matters
      New notes will be issued in exchange for old notes accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for (or a timely book-entry confirmation with respect to) your old notes,

•	a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and

•	any other documents required by the letter of transmittal.
      We will determine, in our sole discretion, all questions as to the form of all documents and the validity, eligibility, including time of receipt, acceptance and withdrawal of all tenders of old notes. Our determination will be final and binding on all parties. Alternative, conditional or contingent tenders of old notes will not be considered valid. We reserve the absolute right to reject any or all tenders of old notes not properly tendered or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes.
      Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.
      Any defect or irregularity in connection with tenders of old notes must be cured within the time we determine, unless waived by us. We will not consider the tender of old notes to have been validly made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of old notes, or will incur any liability to holders for failure to give any such notice.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to the expiration date.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under “— Exchange Agent,” or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.
      Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn, and

•	identify the old notes to be withdrawn, including the principal amount of the old notes.
      If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.
      We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.
      Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under “— Procedures for Tendering Old Notes” at any time on or prior to the expiration date.
Conditions of the Exchange Offer
      Notwithstanding any other provisions of the exchange offer, if, on or prior to the expiration date, we determine, in our reasonable judgment, that the exchange offer, or the making of an exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC, we will not be required to accept for exchange, or to exchange, any tendered old notes. We may also terminate, waive any conditions to or amend the exchange offer. In addition, we may postpone the acceptance for exchange of tendered old notes, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer.
Transfer Taxes
      We will pay all transfer taxes applicable to the transfer and exchange of old notes pursuant to the exchange offer. If, however:

•	new notes or old notes for principal amounts not exchanged, are to be delivered to or registered or issued in the name of, any person other than the registered holder of the old notes tendered;

•	tendered certificates for old notes are registered in the name of any person other than the person signing any letter of transmittal; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of old notes to us or our order pursuant to the exchange offer, the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder prior to the issuance of the new notes or delivery or registering of the old notes.
Consequences of Failing to Exchange
      If you do not exchange your old notes for new notes in the exchange offer, you will remain subject to the restrictions on transfer of the old notes:

•	as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering memoranda distributed in connection with the private offerings of the old notes.
      In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the old notes under the Securities Act.
Accounting Treatment
      The new notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the new notes.
Exchange Agent
      Wells Fargo Bank, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

      The exchange agent for the exchange offer is:
Wells Fargo Bank, N.A.
By Registered or Certified Mail:
Wells Fargo Bank, N.A.
MAC N9303-121
P.O. Box 1517
Minneapolis, MN 55480-1517
Attn: Corporate Trust Operations
By Regular Mail/ Hand/ Overnight Delivery:
Wells Fargo Bank, N.A.
Sixth and Marquette
MAC N9303-121
Minneapolis, MN 55479
Attn: Corporate Trust Operations
For Assistance Call:
800-344-5128
Fax Number (for eligible institutions only):
612-667-4927

DESCRIPTION OF NOTES
       Allis-Chalmers will issue the new notes under an indenture among itself, the Guarantors and Wells Fargo Bank, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
      On January 18, 2006, we issued $160.0 million in aggregate principal amount of old notes under the indenture. On August 14, 2006, we issued an additional $95.0 million principal amount of old notes under the indenture, which are treated together with the old notes issued in January 2006 as a single class of debt securities under the indenture.
      The following description is a summary of select provisions of the indenture. It does not restate such agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as Holders of the notes. Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Allis-Chalmers Energy Inc., 5075 Westheimer, Suite 890, Houston, TX 77056, Attention: General Counsel.
      You can find the definitions of certain terms used in this description below under the caption “— Definitions.” Some defined terms used in this description but not defined below under the caption “— Definitions” have the meanings assigned to them in the indenture. In this description, the words “we,” “us” and “our” and the term “Allis-Chalmers” refer only to Allis-Chalmers Energy Inc. and not to any of its subsidiaries. This description assumes that all outstanding old notes will be exchanged for new notes in the exchange offer. Therefore, except where the context requires otherwise, all references to the notes in this description are to the new notes.
      The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.
Brief Description of the Notes
      The notes:

•	are our general unsecured obligations;

•	are effectively subordinated to all our existing and any future secured Indebtedness, including our Indebtedness under the Credit Agreement, to the extent of the assets securing such Indebtedness, and to all existing and any future liabilities of our subsidiaries that are not Guarantors, to the extent of the assets of such subsidiaries;

•	are pari passu in right of payment with all our existing and any future unsecured, unsubordinated Indebtedness;

•	are senior in right of payment to all our existing and any future subordinated Indebtedness; and

•	are guaranteed by the Guarantors on a senior unsecured basis.
      As of the date of the indenture, all of our subsidiaries were “Restricted Subsidiaries,” and all of them had guaranteed the notes. However, under the circumstances described below under the caption “— Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the indenture and will not guarantee the notes. Furthermore, our current and future Foreign Subsidiaries (such as DLS and its subsidiaries) will not guarantee the notes.

Principal, Maturity and Interest
      We will issue $255.0 million in aggregate principal amount of notes in the exchange offer. The indenture provides for our issuance of notes with an unlimited principal amount, and we may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “— Covenants — Incurrence of Indebtedness.” The notes and any additional notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless otherwise provided or the context otherwise requires, for all purposes of the indenture and this “Description of Notes,” references to the notes include the notes and any further additional notes actually issued.
      We will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on January 15, 2014.
      Interest on the notes will accrue at the rate of 9.0% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2007. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at the applicable interest rate on the notes. We will make each interest payment to the Holders of record on the immediately preceding January 1 and July 1. Any Liquidated Damages due will be paid on the same dates as interest on the notes.
      Interest on the notes will accrue from July 15, 2006. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date falls on a day that is not a business day, the interest payment to be made on such interest payment date will be made on the next succeeding business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue as a result of such delayed payment.
Methods of Receiving Payments on the Notes
      If a Holder has given wire transfer instructions to us, we will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.
Paying Agent and Registrar for the Notes
      The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the Holders, and we or any of our Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
      A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a Holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
      The registered Holder of a note will be treated as the owner of it for all purposes.

Subsidiary Guarantees
      The notes will be guaranteed, jointly and severally, by all of our current Domestic Subsidiaries and, except under certain circumstances described under the caption “— Covenants — Subsidiary Guarantees,” by all of our Domestic Subsidiaries that we create or acquire in the future. Our current and future Foreign Subsidiaries (such as DLS and its subsidiaries) will not guarantee the notes.
      Each Subsidiary Guarantee:

•	is a general unsecured obligation of the Guarantor;

•	is effectively subordinated to all existing and any future secured Indebtedness of the Guarantor, including the guarantee of the Guarantor under the Credit Agreement;

•	is pari passu in right of payment with all existing and any future unsecured, unsubordinated Indebtedness of the Guarantor; and

•	is senior in right of payment to all existing and any future subordinated Indebtedness of the Guarantor.
      The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”
      Subsidiary Guarantees may be released in certain circumstances. See “— Covenants — Subsidiary Guarantees.”
Optional Redemption
      At any time prior to January 15, 2010, we may redeem the notes, in whole or in part, at the Make-Whole Price, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date. “Make-Whole Price” with respect to a note means the greater of:

(1) the sum of the outstanding principal amount and Make-Whole Amount of such note; and

(2) the redemption price of such note on January 15, 2010, determined pursuant to the indenture (104.500% of the principal amount).
      “Make-Whole Amount” with respect to a note means an amount equal to the excess, if any, of:

(1) the present value of the remaining interest, premium, if any, and principal payments due on such note as if such note were redeemed on January 15, 2010 computed using a discount rate equal to the Treasury Rate plus 50 basis points, over

(2) the outstanding principal amount of such note.
      “Treasury Rate” is defined as the yield to maturity at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market date) most nearly equal to the then remaining maturity of the notes assuming redemption of the notes on January 15, 2010; provided, however, that if the Make-Whole Average Life of such note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States

Treasury securities for which such yields are given, except that if the Make-Whole Average Life of such notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. “Make-Whole Average Life” means the number of years (calculated to the nearest one-twelfth) between the date of redemption and January 15, 2010.
      On or after January 15, 2010, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15, of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2010	104.500%
2011	102.250%
2012 and thereafter	100.000%
      At any time prior to January 15, 2009, we may, on one or more occasions, redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including any additional notes) at a redemption price of 109.000% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	notes in an aggregate principal amount equal to at least 65% of the aggregate principal amount of notes issued under the indenture on the Issue Date remain outstanding immediately after the occurrence of such redemption (excluding notes held by us or our Affiliates); and

(2)	the redemption must occur within 180 days of the date of the closing of such Equity Offering.
      Unless we default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.
Selection and Notice
      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of such principal national securities exchange; or

(2)	if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee will deem fair and appropriate.
      No notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may be conditional and our obligation to redeem notes may be subject to any one or more conditions that we, in our sole discretion, include in such a notice.

      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.
Open Market Purchases; No Mandatory Redemption or Sinking Fund
      We may at any time and from time to time purchase notes in the open market or otherwise, in each case without any restriction under the indenture. We are not required to make mandatory redemption or sinking fund payments with respect to the notes.
Repurchase at the Option of Holders

Change of Control
      If a Change of Control occurs, each Holder of notes will have the right to require Allis-Chalmers to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, Allis-Chalmers will offer payment (a “Change of Control Payment”) in cash equal to not less than 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control, Allis-Chalmers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Allis-Chalmers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, or compliance with the Change of Control provisions of the indenture would constitute a violation of any such laws or regulations, Allis-Chalmers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.
      On or before the Change of Control Payment Date, Allis-Chalmers will, to the extent lawful:

(1)	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof properly tendered; and

(3)	deliver or cause to be delivered to the trustee, the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Allis-Chalmers.
      The paying agent will promptly mail or wire transfer to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
      Allis-Chalmers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      If Holders of not less than 95% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and Allis-Chalmers, or any third party making a Change of Control Offer in lieu of Allis-Chalmers as described above, purchases all of the notes validly tendered and not withdrawn by such Holders, Allis-Chalmers will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, and Liquidated Damages, if any thereon, to the date of redemption.
      The Credit Agreement prohibits us from purchasing any notes and provides that certain change of control events with respect to us constitute a default under the Credit Agreement. Any future credit agreements or other similar agreements to which we become a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such other agreements.
      The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
      We will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require us to repurchase such notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and our Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales
      Allis-Chalmers will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Allis-Chalmers (or the Restricted Subsidiary, as the case may be) receives consideration in respect of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	either (x) at least 75% of the consideration therefor received by Allis-Chalmers or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof or (y) the Fair Market Value of the aggregate of all consideration other than cash, Cash Equivalents or Replacement Assets for all Asset Sales since the Issue Date would not exceed 10% of Consolidated Tangible Assets of Allis-Chalmers after giving effect to such Asset Sales. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Allis-Chalmers’ or such Restricted Subsidiary’s most recent consolidated balance sheet (or as would be shown on Allis-Chalmers’ consolidated balance sheet as of the date of such Asset Sale) of Allis-Chalmers or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets or Equity Interests pursuant to (1) a written novation agreement that releases Allis-Chalmers or such Restricted Subsidiary from further liability therefor or (2) an assignment agreement that includes, in lieu of such a release, the agreement of the transferee or its parent company to indemnify and hold harmless Allis-Chalmers or such Restricted Subsidiary from and against any loss, liability or cost in respect of such assumed liability;

(b)	any securities, notes or other obligations received by Allis-Chalmers or any such Restricted Subsidiary from such transferee that are converted by Allis-Chalmers or such Restricted Subsidiary into cash within 270 days after such Asset Sale, to the extent of the cash received in that conversion; and

(c)	accounts receivables of a business retained by Allis-Chalmers or any of its Restricted Subsidiaries following the sale of such business; provided that (i) such accounts receivables are not more than 60 days past due and (ii) do not have a payment date greater than 90 days from the date of the invoice creating such accounts receivable.
      Any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect thereto, including by deed or assignment in lieu of foreclosure shall not be required to satisfy the conditions set forth in clauses (1) and (2) of the first paragraph of this covenant.
      Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Allis-Chalmers or its Restricted Subsidiaries may apply an amount equal to such Net Proceeds at its option:

(1)	to repay Indebtedness for borrowed money (other than Subordinated Indebtedness); or

(2)	to make any capital expenditure or to purchase Replacement Assets (or enter into a binding agreement to make such capital expenditure or to purchase such Replacement Assets; provided that (a) such capital expenditure or purchase is consummated within the later of (x) 360 days after the receipt of the Net Proceeds from the related Asset Sale and (y) 180 days after the date of such binding agreement and (b) if such capital expenditure or purchase is not consummated within the period set forth in subclause (a), the amount not so applied will be deemed to be Excess Proceeds (as defined below)).
      Pending the final application of any such Net Proceeds, Allis-Chalmers may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.
      An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will constitute “Excess Proceeds.” If on any date, the aggregate amount of Excess Proceeds exceeds $10.0 million, then within ten business days after such date, Allis-Chalmers will make an offer (an “Asset Sale Offer”) to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain unapplied after consummation of an Asset Sale Offer, Allis-Chalmers and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
      Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of Allis-Chalmers and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described under the caption “— Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant.
      Allis-Chalmers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, or compliance with the Asset Sale provisions of the indenture would constitute a violation of any such laws or regulations, Allis-Chalmers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.
      The Credit Agreement prohibits Allis-Chalmers from purchasing any notes and also provides that certain asset sale events with respect to Allis-Chalmers constitute a default under the Credit Agreement. Any future credit agreements or other similar agreements to which Allis-Chalmers becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when Allis-

Chalmers is prohibited from purchasing notes, Allis-Chalmers could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Allis-Chalmers does not obtain such a consent or repay such borrowings, Allis-Chalmers will remain prohibited from purchasing notes. In such case, Allis-Chalmers’ failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such other agreements. Also, Allis-Chalmers’ ability to pay cash to the Holders of notes upon a repurchase may be limited by Allis-Chalmers’ then existing financial resources. See “Risk Factors — Risks Associated with the Notes and Our Indebtedness — We may not be able to finance a change of control offer required by the indenture governing the notes.”
Covenants

Restricted Payments
      (A) Allis-Chalmers will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay (without duplication) any dividend or make any other payment or distribution on account of Allis-Chalmers’ or any of its Restricted Subsidiaries’ Equity Interests or to the direct or indirect holders of Allis-Chalmers’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of Allis-Chalmers or (y) to Allis-Chalmers or a Restricted Subsidiary of Allis-Chalmers);

(2)	purchase, redeem or otherwise acquire or retire for value any Equity Interests of Allis-Chalmers or any Restricted Subsidiary thereof held by Persons other than Allis-Chalmers or any of its Restricted Subsidiaries;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (other than intercompany Indebtedness between Allis-Chalmers and any of its Restricted Subsidiaries), except (a) a payment of interest or principal at the Stated Maturity thereof or (b) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or

(4)	make any Restricted Investment
(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof; and

(2)	Allis-Chalmers would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Allis-Chalmers and its Restricted Subsidiaries after the Issue Date

(excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (8), (10) and (12) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of Allis-Chalmers for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Allis-Chalmers’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of (A) (i) the aggregate net cash proceeds and (ii) the Fair Market Value of (x) marketable securities (other than marketable securities of Allis-Chalmers), (y) Capital Stock of a Person (other than Allis-Chalmers or an Affiliate of Allis-Chalmers) engaged in a Permitted Business and (z) other assets used in any Permitted Business, in the case of clauses (i) and (ii), received by Allis-Chalmers since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Allis-Chalmers (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Allis-Chalmers that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Allis-Chalmers), (B) the amount by which Indebtedness of Allis-Chalmers or any Restricted Subsidiary is reduced on Allis-Chalmers’ consolidated balance sheet upon the conversion or exchange after the Issue Date of any such Indebtedness into or for Equity Interests (other than Disqualified Stock) of Allis-Chalmers, and (C) the aggregate net cash proceeds, if any, received by Allis-Chalmers or any of its Restricted Subsidiaries upon any conversion or exchange described in clause (A) or (B) above, plus

(c)	with respect to Restricted Investments made by Allis-Chalmers and its Restricted Subsidiaries after the Issue Date, an amount equal to the sum of (A) the net reduction in such Restricted Investments in any Person resulting from (i) repayments of loans or advances, or other transfers of assets, in each case to Allis-Chalmers or any Restricted Subsidiary, (ii) other repurchases, repayments or redemptions of such Restricted Investments, (iii) the sale of any such Restricted Investment or (iv) the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) plus (B) all amounts representing the return of capital (excluding dividends and distributions) to Allis-Chalmers or any Restricted Subsidiary in respect of such Restricted Investment plus (C) with respect to any Unrestricted Subsidiary that the Board of Directors of Allis-Chalmers redesignates as a Restricted Subsidiary, the Fair Market Value of the Investment in such Subsidiary held by Allis-Chalmers or any of its Restricted Subsidiaries at the time of such redesignation.
      (B) The preceding provisions will not prohibit, so long as, in the case of clauses (7) and (8) below, no Default has occurred and is continuing or would be caused thereby:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

(2)	the payment of any dividend or similar distribution by a Restricted Subsidiary of Allis-Chalmers to the holders of its Equity Interests on a pro rata basis;

(3)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Allis-Chalmers) of, Equity Interests of Allis-Chalmers (other than Disqualified Stock) or from the substantially concurrent contribution (other than by a Subsidiary of Allis-Chalmers) of capital to Allis-Chalmers in respect of its Equity Interests (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph (A);

(4)	the defeasance, redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness; provided that the amount of any such net cash proceeds that are utilized for any such defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness will be excluded from clause (3)(b) of the preceding paragraph (A);

(5)	Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of Allis-Chalmers) of, Equity Interests (other than Disqualified Stock) of Allis-Chalmers; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange will be excluded from clause (3)(b) of the preceding paragraph (A);

(6)	the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, and the repurchase, redemption or other acquisition or retirement of Equity Interests made in lieu of withholding taxes resulting from the exercise or exchange of stock options, warrants or other similar rights;

(7)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, Allis-Chalmers or any Restricted Subsidiary of Allis-Chalmers held by any current or former officer, director or employee (or any of their respective heirs or estates or permitted transferees) of Parent, Allis-Chalmers or any Restricted Subsidiary of Allis-Chalmers pursuant to any equity subscription agreement, stock option agreement, stockholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year will not exceed $2.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $6.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by Allis-Chalmers from the sale of Equity Interests of Allis-Chalmers to members of management or directors of Allis-Chalmers and its Restricted Subsidiaries that occurs after the Issue Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause 3(b) of the preceding paragraph (A)), plus (B) the cash proceeds of key man life insurance policies received by Allis-Chalmers and its Restricted Subsidiaries after the Issue Date, less (C) the amount of any Restricted Payments made pursuant to clauses (A) and (B) of this clause (7);

(8)	dividends on Preferred Stock or Disqualified Stock issued in compliance with the covenant “— Incurrence of Indebtedness” to the extent such dividends are included in the definition of Fixed Charges;

(9)	the payment of cash in lieu of fractional Equity Interests;

(10)	Permitted Payments to Parent;

(11)	payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with the provisions described under the caption “— Covenants — Merger, Consolidation or Sales of Assets;” and

(12)	other Restricted Payments in an aggregate amount at any one time outstanding not to exceed $15.0 million.
      In determining whether any Restricted Payment is permitted by the foregoing covenant, Allis-Chalmers may allocate or reallocate all or any portion of such Restricted Payment among the clauses of the preceding paragraph (B) or among such clauses and the provisions of paragraph (A) of this covenant, provided that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the foregoing covenant.
      The amount of all Restricted Payments will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Allis-Chalmers or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities (other than cash or Cash Equivalents) that are required to be valued by this covenant will be determined by the Board of Directors of Allis-Chalmers whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an Independent Financial Advisor if such Fair Market Value exceeds $15.0 million.

Incurrence of Indebtedness
      Allis-Chalmers will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt); provided, however, that Allis-Chalmers or any Guarantor may Incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for Allis-Chalmers’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred at the beginning of such four-quarter period.
      The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the Incurrence by Allis-Chalmers or any Guarantor of additional Indebtedness under Credit Facilities (including, without limitation, the Incurrence by Allis-Chalmers and the Guarantors of Guarantees thereof) in an aggregate amount at any one time outstanding pursuant to this clause (1) not to exceed a maximum amount equal to the greater of (a) $25.0 million or (b) 10.0% of the Consolidated Tangible Assets of Allis-Chalmers; provided, however, that the maximum amount permitted to be outstanding under this clause (1) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent the Incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions of this covenant;

(2)	the Incurrence of Existing Indebtedness;

(3)	the Incurrence by Allis-Chalmers and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the Issue Date and the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement;

(4)	the Incurrence by Allis-Chalmers or any Restricted Subsidiary of Allis-Chalmers of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction, installation, improvement, deployment, refurbishment, modification or lease of property, plant or equipment or furniture, fixtures and equipment, in each case used in the business of Allis-Chalmers or such Restricted Subsidiary, in an aggregate amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed the greater of (a) $10.0 million at any time outstanding or (b) 5.0% of Consolidated Tangible Assets of Allis-Chalmers;

(5)	the Incurrence by Allis-Chalmers or any Restricted Subsidiary of Allis-Chalmers of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be Incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (9) or (13) of this paragraph;

(6)	the Incurrence by Allis-Chalmers or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by Allis-Chalmers or any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Allis-Chalmers or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Allis-Chalmers or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by Allis-Chalmers or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the Guarantee by Allis-Chalmers or any of the Guarantors of Indebtedness of Allis-Chalmers or a Restricted Subsidiary of Allis-Chalmers that was permitted to be Incurred by another provision of this covenant;

(8)	the Incurrence by Allis-Chalmers or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(9)	the Incurrence by Allis-Chalmers or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds or other similar bonds or obligations, and any Guarantees or letters of credit functioning as or supporting any of the foregoing;

(10)	the Incurrence by Allis-Chalmers or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within one year following such drawing or Incurrence;

(11)	the Incurrence by Allis-Chalmers of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes;

(12)	the Incurrence by Foreign Subsidiaries of Indebtedness in an aggregate amount outstanding at any one time not to exceed 15% of such Foreign Subsidiaries’ Consolidated Tangible Assets; or

(13)	the Incurrence by Allis-Chalmers or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance, defease, discharge or replace any Indebtedness Incurred pursuant to this clause (13), not to exceed $10.0 million.
      For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, Allis-Chalmers will be permitted to divide and classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this covenant. In addition, any Indebtedness originally divided or classified as Incurred pursuant to clauses (1) through (13) above may later be re-divided or reclassified by Allis-Chalmers such that it will be deemed as having been Incurred pursuant to another of such clauses provided that such re-divided or reclassified Indebtedness could be Incurred pursuant to such new clause at the time of such re-division or reclassification. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.
      Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.
      Allis-Chalmers will not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of Allis-Chalmers unless it is subordinate in right of payment to the notes to the same extent. Allis-Chalmers will not permit any Guarantor to Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of such Guarantor unless it is subordinate in right of payment to such Guarantor’s Subsidiary Guarantee to the same extent. For purposes of the foregoing, solely for the avoidance of doubt and without any other implication, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of Allis-Chalmers or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens
      Allis-Chalmers will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien securing Indebtedness, upon any asset now owned or hereafter acquired, except Permitted Liens, unless the notes are equally and ratably secured (except that Liens securing Subordinated Indebtedness shall be expressly subordinate to any Lien securing the notes to at least the same extent such Subordinated Indebtedness is subordinate to the notes).

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
      Allis-Chalmers will not, and will not permit any of its Restricted Subsidiaries to create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to Allis-Chalmers or any of its Restricted Subsidiaries or pay any liabilities owed to Allis-Chalmers or any of its Restricted Subsidiaries;

(2)	make loans or advances to Allis-Chalmers or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to Allis-Chalmers or any of its Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions:

(1)	existing under, by reason of or with respect to any Credit Facility, Existing Indebtedness, Capital Stock or any other agreements or instruments in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacement or refinancings are, in the reasonable good faith judgment of the Chief Executive Officer and the Chief Financial Officer of Allis-Chalmers, no more restrictive, taken as a whole, than those contained in the Credit Agreement, Existing Indebtedness, Capital Stock or such other agreements or instruments, as the case may be, as in effect on the Issue Date;

(2)	set forth in the indenture, the notes and the Subsidiary Guarantees or contained in any other instrument relating to any other Indebtedness so long as the Board of Directors determines that such encumbrances or restrictions are no more restrictive in the aggregate than those contained in the indenture;

(3)	existing under, by reason of or with respect to applicable law, rule, regulation or order;

(4)	with respect to any Person or the property or assets of a Person acquired by Allis-Chalmers or any of its Restricted Subsidiaries existing at the time of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacement or refinancings are, in the reasonable good faith judgment of the Chief Executive Officer and the Chief Financial Officer of Allis-Chalmers, no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(5)	Indebtedness Incurred or Capital Stock issued by any Restricted Subsidiary, provided that the restrictions contained in the agreements or instruments governing such Indebtedness or Capital Stock (a) either (i) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (ii) will not materially affect Allis-Chalmers’ ability to pay all principal, interest and premium and Liquidated Damages, if any, on the notes, as determined in good faith by the Chief Executive Officer and the Chief Financial Officer of Allis-Chalmers, whose determination shall be conclusive; and (b) are not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined by the Chief Financial Officer of Allis-Chalmers, whose determination shall be conclusive);

(6)	in the case of clause (3) of the first paragraph of this covenant:

(A)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Allis-Chalmers or any Restricted Subsidiary thereof not otherwise prohibited by the indenture;

(C)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations;

(D)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Allis-Chalmers’ Board of Directors or in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;

(E)	any instrument governing secured Indebtedness; and

(F)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Allis-Chalmers or any Restricted Subsidiary thereof in any manner material to Allis-Chalmers or any Restricted Subsidiary thereof;

(7)	existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	encumbrances or restrictions contained in agreements entered into in connection with Hedging Obligations permitted from time to time under the indenture; and

(11)	existing under restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets
      Allis-Chalmers will not: (1) consolidate or merge with or into another Person (regardless of whether Allis-Chalmers is the surviving corporation) or (2) directly or indirectly sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of Allis-Chalmers and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) Allis-Chalmers is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Allis-Chalmers) or to which such sale, assignment, transfer, conveyance or other disposition will have been made (i) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of Allis-Chalmers under the notes, the indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the trustee;

(2)	immediately after giving effect to such transaction, no Default or Event of Default exists;

(3)	either (A) immediately after giving effect to such transaction on a pro forma basis, Allis-Chalmers or the Person formed by or surviving any such consolidation or merger (if other than Allis-Chalmers), or to which such sale, assignment, transfer, conveyance or other disposition will have been made will be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness;” or (B) immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four quarter period, the Fixed Charge Coverage Ratio of Allis-Chalmers is equal to or greater than its Fixed Charge Coverage Ratio immediately before such transaction; and

(4)	Allis-Chalmers delivers to the trustee an Officers’ Certificate (attaching the arithmetic computation to demonstrate compliance with clause (3) above) and Opinion of Counsel, in each case stating that such transaction and such agreement complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with.
      Upon any merger or consolidation, or any sale, transfer, assignment, conveyance or other disposition of all or substantially all of the properties or assets of Allis-Chalmers and its Restricted Subsidiaries in accordance with this covenant, the successor Person formed by the consolidation or into which Allis-Chalmers is merged or to which the sale, transfer, assignment, conveyance or other disposition is made, will succeed to and be substituted for Allis-Chalmers, and may exercise every right and power of Allis-Chalmers under the indenture with the same effect as if the successor had been named as Allis-Chalmers therein. When the successor assumes all of Allis-Chalmers’ obligations under the indenture, Allis-Chalmers will be discharged from those obligations; provided, however, that Allis-Chalmers shall not be relieved from the obligation to pay the principal of and interest on the notes except in the case of a sale of all of Allis-Chalmers’ assets in a transaction that is subject to, and that complies with the provisions of this covenant.
      In addition, Allis-Chalmers and its Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of Allis-Chalmers and its Restricted Subsidiaries considered as one enterprise, in one or more related transactions, to any other Person.

      This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of Allis-Chalmers with an Affiliate solely for the purpose of reincorporating Allis-Chalmers in another jurisdiction; or

(2)	any merger or consolidation, or any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among Allis-Chalmers and its Restricted Subsidiaries that are Guarantors.

Transactions with Affiliates
      Allis-Chalmers will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of Allis-Chalmers (each, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to Allis-Chalmers or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by Allis-Chalmers or such Restricted Subsidiary with a Person that is not an Affiliate of Allis-Chalmers; and

(2)	Allis-Chalmers delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of Allis-Chalmers; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to Allis-Chalmers or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an Independent Financial Advisor.
      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions between or among Allis-Chalmers and/or its Restricted Subsidiaries;

(2)	payment of reasonable and customary fees to, and reasonable and customary indemnification and similar payments on behalf of, directors of Allis-Chalmers and its Subsidiaries;

(3)	any Permitted Investments or Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments”;

(4)	any issuance of Equity Interests (other than Disqualified Stock) of Allis-Chalmers, or receipt of any capital contribution from any Affiliate of Allis-Chalmers;

(5)	transactions with a Person that is an Affiliate of Allis-Chalmers solely because Allis-Chalmers owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(6)	transactions pursuant to agreements or arrangements in effect on the Issue Date and described in the offering memorandum dated January 12, 2006 relating to the initial offering of the old notes, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to Allis-Chalmers and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(7)	loans or advances to employees in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding; and

(8)	any employment, consulting, service or termination agreement, employee benefit plan or arrangement, reasonable and customary indemnification arrangements or any similar agreement, plan or arrangement, entered into by Allis-Chalmers or any of its Restricted Subsidiaries with officers, directors, consultants or employees of Allis-Chalmers or any of its Subsidiaries and the payment of compensation to officers, directors, consultants and employees of Allis-Chalmers or any of its Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), and any payments, indemnities or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements; so long as such agreement or payment has been approved by a majority of the disinterested members of the Board of Directors of Allis-Chalmers.

Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors of Allis-Chalmers may designate any Restricted Subsidiary of Allis-Chalmers to be an Unrestricted Subsidiary; provided that:

(1)	any Guarantee by Allis-Chalmers or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by Allis-Chalmers or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under the caption “— Incurrence of Indebtedness”;

(2)	the aggregate Fair Market Value of all outstanding Investments owned by Allis-Chalmers and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by Allis-Chalmers or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “— Restricted Payments”;

(3)	such Subsidiary does not hold any Liens on any property of Allis-Chalmers or any Restricted Subsidiary thereof;

(4)	the Subsidiary being so designated:

(a)	is a Person with respect to which neither Allis-Chalmers nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(b)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Allis-Chalmers or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(c)	has at least one director on its Board of Directors that is not a director or officer of Allis-Chalmers or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or officer of Allis-Chalmers or any of its Restricted Subsidiaries; and

(5)	no Default or Event of Default would be in existence following such designation.
      Any designation of a Restricted Subsidiary of Allis-Chalmers as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in subclauses (a) or (b) of clause (4) above, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary of Allis-Chalmers as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under the indenture, Allis-Chalmers will be in default under the indenture.
      The Board of Directors of Allis-Chalmers may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)	such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of Allis-Chalmers of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness”; and

(2)	no Default or Event of Default would be in existence following such designation.

Subsidiary Guarantees
      If Allis-Chalmers or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the Issue Date, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the trustee within 15 business days of the date on which it was acquired or created; provided, however, that a Domestic Subsidiary that owns net assets that have an aggregate fair market value (as determined in good faith by the Board of Directors of Allis-Chalmers) of less than 5% of the Consolidated Tangible Assets as of the end of the previous quarter, need not become a Guarantor.
      However, if, as of the end of any fiscal quarter, the Domestic Subsidiaries that are not Guarantors collectively own net assets that have an aggregate fair market value (as determined in good faith by our Board of Directors) equal to or greater than 5% of the Consolidated Tangible Assets, then we will designate one or more of such non-Guarantor Domestic Subsidiaries to become Guarantors such that after giving effect to such designation or designations, as the case may be, the total net assets owned by all such remaining non-Guarantor Domestic Subsidiaries will have an aggregate fair market value (as determined in good faith by our Board of Directors) of less than 5% of the Consolidated Tangible Assets. Any such Restricted Subsidiary so designated must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the trustee within 15 business days of the date on which it was designated.

      Our current and future Foreign Subsidiaries (such as DLS and its subsidiaries) will not be required to guarantee the notes.
      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (regardless of whether such Guarantor is the surviving Person), another Person, other than Allis-Chalmers or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b)	such sale or other disposition or consolidation or merger complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”
      The Subsidiary Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Allis-Chalmers or a Restricted Subsidiary of Allis-Chalmers, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Allis-Chalmers, if the sale of all such Capital Stock of that Guarantor complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(3)	if Allis-Chalmers properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary under the indenture; or

(4)	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

Payments for Consent
      Allis-Chalmers will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports
      Allis-Chalmers will furnish to the trustee and, upon request, to beneficial owners and prospective investors a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Allis-Chalmers were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.
      Regardless of whether required by the SEC, Allis-Chalmers will comply with the periodic reporting requirements of the Exchange Act and will file the reports specified in the preceding paragraph with the SEC within the time periods specified above unless the SEC will not accept such a filing. Allis-Chalmers agrees that we will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Allis-Chalmers’ filings for any reason, Allis-Chalmers will post the reports referred to in the preceding paragraph on its Web site within the time periods that would apply if we were required to file those reports with the SEC.
      If Allis-Chalmers has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of Allis-Chalmers and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Allis-Chalmers.
      In addition, Allis-Chalmers and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
      Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes;

(2)	default in payment when due of the principal of, or premium, if any, on the notes;

(3)	failure by Allis-Chalmers to comply with its obligations described under the caption “— Covenants — Merger, Consolidation or Sale of Assets” or to consummate a purchase of notes when required pursuant to the covenants described under the captions “— Repurchase at the Option of Holders — Change of Control” or “— Repurchase at the Option of Holders — Asset Sales;”

(4)	failure by Allis-Chalmers or any of its Restricted Subsidiaries for 30 days to comply with the provisions described under the captions “— Covenants — Restricted Payments” or “— Covenants — Incurrence of Indebtedness” or to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control” or

“— Repurchase at the Option of Holders — Asset Sales” to the extent not described in clause (3) above;

(5)	failure by Allis-Chalmers or any of its Restricted Subsidiaries for 60 days after written notice by the trustee or Holders representing 25% or more of the aggregate principal amount of notes outstanding to comply with any of the other agreements in the indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Allis-Chalmers or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Allis-Chalmers or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(7)	failure by Allis-Chalmers or any of its Restricted Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8)	except as permitted by the indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee; and

(9)	certain events of bankruptcy or insolvency with respect to Allis-Chalmers, any Guarantor or any Significant Subsidiary of Allis-Chalmers (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).
      The indenture contains a provision providing that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Allis-Chalmers, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. However, the effect of such provision may be limited by applicable laws. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately by notice in writing to Allis-Chalmers specifying the Event of Default.
      Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

      The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes. The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of Holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of notes. A Holder may not pursue any remedy with respect to the indenture or the notes unless:

(1)	the Holder gives the trustee written notice of a continuing Event of Default;

(2)	the Holder or Holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such Holder or Holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(4)	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.
      However, such limitations do not apply to the right of any Holder of a note to receive payment of the principal of, premium or Liquidated Damages, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right will not be impaired or affected without the consent of the Holder.
      The Holders of a majority in aggregate principal amount of the notes then outstanding by written notice to the trustee may, on behalf of the Holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages on, or the principal of, the notes.
      Allis-Chalmers is required to deliver to the trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Allis-Chalmers is required to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator, stockholder, member, manager or partner of Allis-Chalmers or any Guarantor, as such, will have any liability for any obligations of Allis-Chalmers or the Guarantors under the notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance
      Allis-Chalmers may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2)	Allis-Chalmers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Allis-Chalmers’ and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.
      In addition, Allis-Chalmers may, at its option and at any time, elect to have the obligations of Allis-Chalmers released with respect to the provisions of the indenture described above under “— Repurchase at the Option of Holders” and under “— Covenants (other than the covenant described under “— Covenants — Merger, Consolidation or Sale of Assets,” except to the extent described below) and the limitation imposed by clause (3) under “— Covenants — Merger, Consolidation or Sale of Assets” (such release and termination being referred to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs in accordance with the indenture, the Events of Default described under clauses (3) through (7) under the caption “— Events of Default and Remedies” and the Event of Default described under clause (9) under the caption “— Events of Default and Remedies” (but only with respect to Subsidiaries of Allis-Chalmers), in each case, will no longer constitute an Event of Default.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Allis-Chalmers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and Allis-Chalmers must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, Allis-Chalmers will have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) Allis-Chalmers has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Allis-Chalmers will have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default will have occurred and be continuing (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Allis-Chalmers or any of its Subsidiaries is a party or by which Allis-Chalmers or any of its Subsidiaries is bound;

(6)	in the case of legal defeasance, Allis-Chalmers must have delivered to the trustee an Opinion of Counsel to the effect that, (1) assuming no intervening bankruptcy of Allis-Chalmers or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an “insider” of Allis-Chalmers under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, including Section 547 of the United States Bankruptcy Code and Section 15 of the New York Debtor and Creditor Law and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

(7)	Allis-Chalmers must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by Allis-Chalmers with the intent of preferring the Holders over the other creditors of Allis-Chalmers with the intent of defeating, hindering, delaying or defrauding creditors of Allis-Chalmers or others;

(8)	Allis-Chalmers must deliver to the trustee an Officers’ Certificate, stating that all conditions precedent set forth in clauses (1) through (7) of this paragraph have been complied with; and

(9)	Allis-Chalmers must deliver to the trustee an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clauses (2) and (3) of this paragraph have been complied with.
Amendment, Supplement and Waiver
      Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions, or waive any payment with respect to the redemption of the notes; provided, however, that solely for the avoidance of doubt, and without any other implication, any purchase or repurchase of notes, including pursuant to the covenants described above under the caption “— Repurchase at the Option of Holders,” shall not be deemed a redemption of the notes;

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest, or premium or Liquidated Damages, if any, on, the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than U.S. dollars;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on, the notes;

(7)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture;

(8)	impair the right to institute suit for the enforcement of any payment on or with respect to the notes or the Subsidiary Guarantees;

(9)	amend or modify any of the provisions of the indenture or the related definitions affecting the ranking of the notes or any Subsidiary Guarantee in any manner adverse to the Holders of the notes or any Subsidiary Guarantee; or

(10)	make any change in the preceding amendment and waiver provisions.
      Notwithstanding the preceding, without the consent of any Holder of notes, Allis-Chalmers, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Allis-Chalmers’ or any Guarantor’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Allis-Chalmers’ or such Guarantor’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of notes or that does not materially adversely affect the legal rights under the indenture of any such Holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to add any Subsidiary Guarantee or to effect the release of a Guarantor from its Subsidiary Guarantee and the termination of such Subsidiary Guarantee, all in accordance with the provisions of the indenture governing such release and termination or to otherwise comply with the provisions described under “— Covenants — Guarantees”;

(7)	to secure the notes or any Subsidiary Guarantees or any other obligation under the indenture;

(8)	to evidence and provide for the acceptance of appointment by a successor trustee;

(9)	to conform the text of the indenture or the notes to any provision of this Description of notes to the extent that such provision in this Description of notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees or the notes; or

(10)	to provide for the issuance of additional notes in accordance with the indenture.
      The consent of the Holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.
Satisfaction and Discharge
      The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a)	all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Allis-Chalmers) have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Allis-Chalmers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(3)	such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Allis-Chalmers or any Guarantor is a party or by which Allis-Chalmers or any Guarantor is bound;

(4)	Allis-Chalmers or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(5)	Allis-Chalmers has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.
      In addition, Allis-Chalmers must deliver to the trustee (a) an officers’ certificate, stating that all conditions precedent set forth in clauses (1) through (5) above have been satisfied, and (b) an opinion of counsel (which opinion of counsel may be subject to customary assumptions and qualifications), stating that all conditions precedent set forth in clauses (3) and (5) above have been satisfied; provided that the opinion of counsel with respect to clause (3) above may be to the knowledge of such counsel.
Governing Law
      The indenture, the notes and the Subsidiary Guarantees are governed by the laws of the State of New York.
Concerning the Trustee
      If the trustee becomes a creditor of Allis-Chalmers or any Guarantor, the indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
      The indenture provides that in case an Event of Default will occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder will have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Book-Entry, Delivery and Form
      Except as set forth below, notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (“Global Notes”).
      The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Global Notes may also be held through Euroclear Bank, S.A./ N.V. as the operator of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Book-Entry Notes for Certificated Notes.”
      Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures
      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Allis-Chalmers takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
      DTC has advised Allis-Chalmers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      DTC has also advised Allis-Chalmers that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
      Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank, S.A./ N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.
      Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.
      Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Allis-Chalmers and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither

Allis-Chalmers, the trustee nor any agent of Allis-Chalmers or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised Allis-Chalmers that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Allis-Chalmers. Neither Allis-Chalmers nor the trustee will be liable for any delay by DTC or any of its Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Allis-Chalmers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
      Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      DTC has advised Allis-Chalmers that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Allis-Chalmers nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
      A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated notes”) if:

(1)	DTC (a) notifies Allis-Chalmers that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case Allis-Chalmers fails to appoint a successor depositary;

(2)	Allis-Chalmers, at its option, notifies the trustee in writing that it elects to cause the issuance of Certificated notes (DTC has advised Allis-Chalmers that, in such event, under its current practices, DTC would notify its participants of Allis-Chalmers’ request, but will only withdraw beneficial interests from a Global Note at the request of each DTC participant); or

(3)	there will have occurred and be continuing a Default or Event of Default with respect to the notes.
      In addition, beneficial interests in a Global Note may be exchanged for Certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Same Day Settlement and Payment
      Allis-Chalmers will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Allis-Chalmers will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Allis-Chalmers expects that secondary trading in any Certificated notes will also be settled in immediately available funds.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Allis-Chalmers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Definitions
      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Debt” means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, regardless of whether such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.
      “Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets, other than a transaction governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Covenants — Merger, Consolidation or Sale of Assets”; and

(2)	the issuance of Equity Interests by any of Allis-Chalmers’ Restricted Subsidiaries or the sale by Allis-Chalmers or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).
Notwithstanding the preceding, the following items, which may constitute all or a portion of any transaction, will be deemed not to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets or other Equity Interests having a Fair Market Value of less than $3.0 million or for Net Proceeds of less than such amount;

(2)	any issuance or transfer of assets or Equity Interests between or among two or more of the Persons that are among Allis-Chalmers and its Restricted Subsidiaries;

(3)	the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(4)	the sale or other disposition of cash or Cash Equivalents;

(5)	dispositions (including without limitation surrenders and waivers) of accounts receivable or other contract rights in connection with the compromise, settlement or collection thereof;

(6)	the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any

Restricted Payment that is permitted by the covenant described above under the caption “— Covenants — Restricted Payments” or any Permitted Investment;

(7)	the trade or exchange by Allis-Chalmers or any Restricted Subsidiary of any asset for any other asset or assets, including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the Fair Market Value of the asset or assets received by Allis-Chalmers or any Restricted Subsidiary in such trade or exchange (including any such cash or Cash Equivalents) is at least equal to the Fair Market Value (as determined in good faith by the Board of Directors or an executive officer of Allis-Chalmers or of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the asset or assets disposed of by Allis-Chalmers or any Restricted Subsidiary pursuant to such trade or exchange;

(8)	any sale, lease, conveyance or other disposition of any assets or any sale or issuance of Equity Interests in each case, made pursuant to a Permitted Joint Venture Investment or a Joint Marketing Arrangement;

(9)	any sale or disposition of any property or equipment that has become damaged, worn out or obsolete or pursuant to a program for the maintenance or upgrading of such property or equipment; and

(10)	the creation of a Lien not prohibited by the indenture and any disposition of assets resulting from the enforcement or foreclosure of any such Lien.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficially Owning” will have a corresponding meaning.
      “Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control” and “Continuing Directors,” a duly authorized committee thereof;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.
      “Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of Allis-Chalmers to have been duly adopted by the Board of Directors of Allis-Chalmers and to be in full force and effect on the date of such certification.
      “business day” means any day other than a Legal Holiday.
      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
      “Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.
      “Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support of such securities), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof and a Thomson Bank Watch Rating of “B” or higher;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having the highest rating obtainable from either (i) Moody’s Investors Service, Inc. or (ii) Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition; and

(6)	securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and having maturities of not more than one year from the date of acquisition; and

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.
      “Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Allis-Chalmers and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(2)	the adoption of a plan relating to the liquidation or dissolution of Allis-Chalmers;

(3)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than Parent or a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of Allis-Chalmers; or

(4)	the first day on which a majority of the members of the Board of Directors of Allis-Chalmers are not Continuing Directors.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	all extraordinary, unusual or non-recurring items of loss or expense to the extent deducted in computing such Consolidated Net Income; plus

(3)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(4)	Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(5)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(6)	all expenses related to restricted stock and redeemable stock interests granted to officers, directors and employees, to the extent such expenses were deducted in computing such Consolidated Net Income; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;
in each case, on a consolidated basis and determined in accordance with GAAP.
      Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Allis-Chalmers will be added to Consolidated Net Income to compute Consolidated Cash Flow of Allis-Chalmers (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of Allis-Chalmers and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed directly or indirectly to Allis-Chalmers by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders (without regard to any restrictions existing by reason of, or any governmental approvals necessary pursuant to, any law, rule, regulation, order or decree that is generally applicable to all Persons operating in any jurisdiction in which Allis-Chalmers or any of its Restricted Subsidiaries are conducting business so long as there is in effect no specific order, decree or other prohibition pursuant to any such law, rule or regulation in such jurisdiction limiting the payment of a dividend or similar distribution by such Restricted Subsidiary).
      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders (without regard to any restrictions existing by reason of, or any governmental approvals necessary pursuant to, any law, rule, regulation, order or decree that is generally applicable to all Persons operating in any jurisdiction in which Allis-Chalmers or any of its Restricted Subsidiaries are conducting business so long as there is in effect no specific order, decree or other prohibition pursuant to any such law, rule or regulation in such jurisdiction limiting the payment of a dividend or similar distribution by such Restricted Subsidiary);

(3)	the cumulative effect of a change in accounting principles will be excluded; and

(4)	to the extent deducted in the calculation of Net Income, any non-recurring charges associated with any premium or penalty paid, write-offs of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be added back to arrive at Consolidated Net income.
      “Consolidated Tangible Assets” means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Allis-Chalmers who:

(1)	was a member of such Board of Directors on the Issue Date; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

      “Credit Agreement” means the Amended and Restated Credit Agreement, dated as of January 18, 2006 by and among Allis-Chalmers, Royal Bank of Canada, as Administrative Agent, and the other lenders named therein providing for up to $25.0 million of revolving credit borrowings, including any standby letters of credit, related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.
      “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities, in each case with banks or other institutional lenders, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), one or more letters of credit, or one or more indentures or similar agreements, including any related bond, note, debentures, Guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Allis-Chalmers to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Allis-Chalmers may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Allis-Chalmers and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
      “Domestic Subsidiary” means each Restricted Subsidiary of Allis-Chalmers organized or existing under the laws of the United States, any state thereof or the District of Columbia.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means any issuance or sale of Equity Interests (other than Disqualified Stock), or a contribution to the equity capital, of Allis-Chalmers to any Person (other than a Restricted Subsidiary of Allis-Chalmers).
      “Existing Indebtedness” means the aggregate amount of Indebtedness of Allis-Chalmers and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement or under the notes and the related Subsidiary Guarantees) in existence on the Issue Date after giving effect to the application of the proceeds of (1) the notes and (2) any borrowings made under the Credit Agreement on the Issue Date, until such amounts are repaid.
      “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Allis-Chalmers (unless otherwise provided in the indenture).
      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries or Preferred Stock of such Person’s Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of Allis-Chalmers or to Allis-Chalmers or a Restricted Subsidiary of Allis-Chalmers,
in each case, on a consolidated basis and in accordance with GAAP.
      “Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than the incurrence or repayment of revolving credit borrowings, except to the extent that a repayment is accompanied by a permanent reduction in revolving credit commitments) or issues, repurchases or redeems Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.
      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in good faith on a reasonable basis by a responsible financial or accounting Officer of Allis-Chalmers; provided, that such Officer may in his discretion include any pro forma changes to Consolidated Cash Flow, including any pro forma reductions of expenses and costs, that have occurred or are reasonably expected by such Officer to occur (regardless of whether such expense or cost savings or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC);

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4)	Fixed Charges attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

      “Foreign Subsidiary” means any Restricted Subsidiary of Allis-Chalmers other than a Domestic Subsidiary.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
      “Government Securities” means securities that are direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged.
      “Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.
      “Guarantors” means:

(1)	the Initial Guarantors; and

(2)	any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;
and their respective successors and assigns until released from their obligations under their Subsidiary Guarantees and the indenture in accordance with the terms of the indenture.

      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(2)	commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices;

(3)	foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates;

(4)	other agreements or arrangements designed to protect such Person or any Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates; and

(5)	letters of credit and reimbursement obligations with respect to letters of credit, in each case supporting obligations of the types described in the preceding clauses of this definition.
      “Holder” means a Person in whose name a note is registered.
      “Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of Allis-Chalmers will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of Allis-Chalmers and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of Allis-Chalmers or its Restricted Subsidiary as accrued.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	in respect of Capital Lease Obligations;

(5)	in respect of the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable;

(6)	representing Hedging Obligations; or

(7)	representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock, as applicable, as if such Disqualified Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the indenture.
      Notwithstanding the foregoing, the following shall not constitute Indebtedness:

(1)	accrued expenses and trade accounts payable arising in the ordinary course of business;

(2)	any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and in accordance with the other applicable terms of the instrument governing such indebtedness;

(3)	any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five business days of its incurrence; and

(4)	any obligation arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of any assets, including Capital Stock.
      The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
      “Independent Financial Advisor” means a nationally recognized accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Board of Directors, qualified to perform the task for which such firm has been engaged hereunder and disinterested and independent with respect to Allis-Chalmers and its Affiliates; provided that providing accounting, appraisal or investment banking services to Allis-Chalmers or any of its Affiliates or having an employee, officer or other representative serving as a member of the Board of Directors of Allis-Chalmers or any of its Affiliates will not disqualify any firm from being an Independent Financial Advisor.
      “Initial Guarantors” means all of the Domestic Subsidiaries of Allis-Chalmers.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and excluding accounts receivables created or acquired in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
      If Allis-Chalmers or any Restricted Subsidiary of Allis-Chalmers sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Allis-Chalmers such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Allis-Chalmers, Allis-Chalmers will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by Allis-Chalmers or any Restricted Subsidiary of Allis-Chalmers of a Person that holds an Investment in a third Person will be deemed to be an Investment by Allis-Chalmers or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.
      “Issue Date” means January 18, 2006 (the first date of original issuance of the old notes under the indenture).
      “Joint Marketing Arrangement” means any joint venture, partnership, lease, joint marketing agreement, operating agreement, or other arrangement (which may or may not include joint ownership of any Person) pursuant to which Allis-Chalmers or any of its Restricted Subsidiaries arrange for the marketing, lease or sale of products and services and share in the profits therefrom.
      “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or Houston, Texas or at a place of payment are authorized or required by law, regulation or executive order to remain closed.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “Liquidated Damages” means all Liquidated Damages then owing pursuant to the Registration Rights Agreement.
      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

      “Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by Allis-Chalmers or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of Allis-Chalmers, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by Allis-Chalmers or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by Allis-Chalmers or any Restricted Subsidiary thereof, and (6) appropriate amounts to be provided by Allis-Chalmers or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Proceeds.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.
      “Officers’ Certificate” means a certificate signed on behalf of Allis-Chalmers by at least two Officers of Allis-Chalmers, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Allis-Chalmers, that meets the requirements of the indenture.
      “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the trustee (who may be counsel to or an employee of Allis-Chalmers) that meets the requirements of the indenture.
      “Parent” means any entity that becomes the holder of 100% of the outstanding Equity Interests of Allis-Chalmers in a transaction in which the Beneficial Owners of Allis-Chalmers immediately prior to such transaction are Beneficial Owners in the same proportion of Allis-Chalmers immediately after such transaction.
      “Permitted Business” means any business conducted or proposed to be conducted (as described in the offering memorandum dated January 12, 2006 relating to the initial offering of the old notes) by Allis-Chalmers and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related or ancillary thereto.

      “Permitted Holder” means:

(1)	any Officer or member of the Board of Directors of Allis-Chalmers or any Beneficial Owner of at least 5% of Allis-Chalmers’ Equity Interests as of the Issue Date;

(2)	any controlling stockholder, 80% (or more) owned Subsidiary or immediate family member (in the case of an individual) of any Person referred to in clause (1); or

(3)	any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons Beneficially Owning an 80% or more controlling interest of which consist of any one or more Persons referred to in clause (1) or (2).
      “Permitted Investments” means:

(1)	any Investment in Allis-Chalmers or in a Restricted Subsidiary of Allis-Chalmers;

(2)	any Investment in cash or Cash Equivalents;

(3)	any Investment by Allis-Chalmers or any Restricted Subsidiary of Allis-Chalmers in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Allis-Chalmers; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Allis-Chalmers or a Restricted Subsidiary of Allis-Chalmers;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5)	Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)	stock, obligations or securities received in satisfaction of judgments;

(7)	advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Allis-Chalmers or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(8)	any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Allis-Chalmers or any of its Subsidiaries;

(9)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Allis-Chalmers or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(10)	loans to officers and employees of Allis-Chalmers or any of its Subsidiaries made in the ordinary course of business;

(11)	commission, payroll, travel, entertainment and similar advances to officers and employees of Allis-Chalmers or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(12)	Permitted Joint Venture Investments made by Allis-Chalmers or any of its Restricted Subsidiaries and Investments made pursuant to any Joint Marketing Arrangement, in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12), that does not exceed $10.0 million;

(13)	Investments existing on the Issue Date;

(14)	repurchases of, or other Investments in, the notes;

(15)	advances, deposits and prepayments for purchases of any assets, including any Equity Interests; and

(16)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) since the Issue Date, not to exceed the greater of (a) $15.0 million or (b) 5.0% of Consolidated Tangible Assets.
In determining whether any Investment is a Permitted Investment, Allis-Chalmers may allocate or reallocate all or any portion of an Investment among the clauses of this definition and any of the provisions of the covenant described under the caption “— Covenants — Restricted Payments.”
      “Permitted Joint Venture Investment” means, with respect to an Investment by any specified Person, an Investment by such specified Person in any other Person engaged in a Permitted Business (a) over which the specified Person is responsible (either directly or through a services agreement) for day-to-day operations or otherwise has operational and managerial control of such other Person, or veto power over significant management decisions affecting such other Person and (b) of which at least 30% of the outstanding Equity Interests of such other Person is at the time owned directly or indirectly by the specified Person.
      “Permitted Liens” means:

(1)	Liens on the assets of Allis-Chalmers and any Restricted Subsidiary securing Indebtedness Incurred under clause (1) of the second paragraph of the covenant described under the caption “— Covenants — Incurrence of Indebtedness”;

(2)	Liens in favor of Allis-Chalmers or any Restricted Subsidiary;

(3)	Liens on property of a Person (i) existing at the time of acquisition thereof or (ii) existing at the time such Person is merged with or into or consolidated with Allis-Chalmers or any Restricted Subsidiary of Allis-Chalmers; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person acquired or merged into or consolidated with Allis-Chalmers or the Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition thereof by Allis-Chalmers or any Restricted Subsidiary of Allis-Chalmers, provided that such Liens were in existence prior to, and not in contemplation of, such acquisition and do not extend to any property other than the property so acquired by Allis-Chalmers or the Restricted Subsidiary;

(5)	Liens securing the notes and the Subsidiary Guarantees;

(6)	Liens existing on the Issue Date (other than any Liens securing Indebtedness Incurred under clause (1) of the covenant described under the caption “— Covenants — Incurrence of Indebtedness”);

(7)	Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(8)	Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that (a) the Incurrence of such Indebtedness was not prohibited by the indenture and (b) such defeasance or satisfaction and discharge is not prohibited by the indenture;

(9)	Liens securing obligations that do not exceed $10.0 million at any one time outstanding;

(10)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption “— Covenants — Incurrence of Indebtedness”; provided that any such Lien (i) covers only the assets acquired, constructed, refurbished, installed, improved, deployed, refurbished, modified or leased with such Indebtedness and (ii) is created within 180 days of such acquisition, construction, refurbishment, installation, improvement, deployment, refurbishment, modification or lease;

(11)	Liens to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction, development, expansion or improvement of the equipment or other property subject to such Liens; provided, however, that (a) the principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such Lien does not extend to or cover any property other than such item of property or any improvements on such item of property and (c) the incurrence of such Indebtedness is otherwise not prohibited by the indenture;

(12)	Liens securing Indebtedness of any Foreign Subsidiary which Indebtedness is permitted by the indenture;

(13)	Liens securing Hedging Obligations of Allis-Chalmers or any of its Restricted Subsidiaries;

(14)	Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(15)	Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(16)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by Allis-Chalmers or any of its Restricted Subsidiaries;

(17)	judgment and attachment Liens not giving rise to an Event of Default, notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made and any Liens that are required to protect or enforce any rights in any administrative, arbitration, litigation or other court proceeding in the ordinary course of business;

(18)	Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(19)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Allis-Chalmers or any Subsidiary thereof on deposit with or in possession of such bank;

(20)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense;

(21)	Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(22)	Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(23)	Liens of franchisors in the ordinary course of business not securing Indebtedness;

(24)	Liens imposed by law, such as carriers’, warehousemen’s, repairmen’s, landlord’s and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(25)	Liens contained in purchase and sale agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby;

(26)	Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of Allis-Chalmers or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets; and

(27)	Liens in favor of the trustee as provided for in the indenture on money or property held or collected by the trustee in its capacity as trustee.
      “Permitted Payments to Parent” means, for so long as Allis-Chalmers is a member of a group filing a consolidated or combined tax return with the Parent, payments to the Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Allis-Chalmers and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (a) the amount of the relevant tax (including any penalties and interest) that Allis-Chalmers would owe if Allis-Chalmers were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Allis-Chalmers and such Subsidiaries from other taxable years and (b) the net amount of the relevant tax that the Parent actually owes to the appropriate taxing authority. Any Tax Payments received from Allis-Chalmers shall be paid over to the appropriate taxing authority within 30 days of the Parent’s receipt of such Tax Payments or refunded to Allis-Chalmers.

      “Permitted Refinancing Indebtedness” means any Indebtedness of Allis-Chalmers or any of its Restricted Subsidiaries issued (a) in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above collectively, a “Refinancing”) any other Indebtedness of Allis-Chalmers or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so Refinanced (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced;

(3)	if the Indebtedness being Refinanced is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the notes and is subordinated in right of payment to the notes or the Subsidiary Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of notes as those contained in the documentation governing the Indebtedness being Refinanced; and

(4)	such Indebtedness is Incurred by either (a) the Restricted Subsidiary that is the obligor on the Indebtedness being Refinanced or (b) Allis-Chalmers.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.
      “Registration Rights Agreement” means (1) with respect to the notes issued on the Issue Date, the Registration Rights Agreement, to be dated the Issue Date, among Allis-Chalmers, the Initial Guarantors, RBC Capital Markets Corporation and Morgan Keegan & Company, Inc. and (2) with respect to any additional notes, any registration rights agreement between Allis-Chalmers and the other parties thereto relating to the registration by Allis-Chalmers of such additional notes under the Securities Act.
      “Replacement Assets” means (1) non-current assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.
      “SEC” means the United States Securities and Exchange Commission.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subordinated Indebtedness” means Indebtedness of Allis-Chalmers or a Guarantor that is contractually subordinated in right of payment, in any respect (by its terms or the terms of any document or instrument relating thereto), to the notes or the Subsidiary Guarantee of such Guarantor, as applicable.
      “Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).
      “Subsidiary Guarantee” means a Guarantee of the notes by a Subsidiary of Allis-Chalmers in accordance with the provisions of the indenture.
      “Unrestricted Subsidiary” means any Subsidiary of Allis-Chalmers that is designated by the Board of Directors of Allis-Chalmers as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “— Covenants — Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
       The following is a discussion of the material United States federal income tax considerations applicable to the exchange of old notes for new notes in the exchange offer and of owning and disposing of the notes. This discussion applies only to holders of the notes who hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.
      In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	certain U.S. expatriates; financial institutions; insurance companies;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships and other pass-through entities.
      This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. We encourage partners of partnerships holding notes to consult their tax advisors. In addition, this discussion does not address any state, local or foreign income or other tax consequences.
      This discussion is based on U.S. federal income tax law, including the provisions of the Code, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this document. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of owning and disposing of notes as described in this discussion.
      We encourage you to consult your own tax advisor regarding the particular U.S. federal, state, local and foreign income and other tax consequences of the exchange offer and of owning and disposing of the notes that may be applicable to you.
The Exchange Offer
      An exchange of old notes for new notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. Holders will not recognize any taxable gain or loss as a result of the exchange offer and will have the same tax basis and holding period in the new notes as they had in the old notes immediately before the exchange.

U.S. Holders
      You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States,

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income, or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

Payments of Interest
      Generally, interest on the notes will be taxable as ordinary interest income at the time it is paid or accrues in accordance with your method of accounting for U.S. federal income tax purposes. Special rules governing the treatment of discount and premium are described below.

Discount and Premium
      If you acquired a note at a discount, you may be subject to the “market discount” rules of the Code. These rules provide, in part, that gain on the sale or other disposition of a note and partial principal payments on a note are treated as ordinary income to the extent of accrued market discount. The market discount rules also provide for deferral of interest deductions with respect to debt incurred to purchase or carry a note that has market discount.
      If you acquired a note at a premium over the sum of all amounts payable thereafter on the note that are treated as “stated redemption price at maturity,” within the meaning of the Code, you may elect to offset the premium against interest income over the remaining term of the note in accordance with the “premium amortization” provisions of the Code.
      The rules concerning discounts and premiums are complex, and we encourage you to consult your own tax advisor to determine how, and to what extent, any discount or premium will be included in your income or amortized, and as to the desirability, mechanics and consequences of making any elections in connection therewith in connection with your particular circumstances.

Sale or Other Disposition of Notes
      When you sell or otherwise dispose of a note in a taxable transaction, you generally will recognize taxable gain or loss equal to the difference, if any, between your adjusted tax basis in the note and the amount realized on the sale or other disposition (which does not include for this purpose any amount attributable to accrued interest, which will be taxable in the manner described under “— U.S. Holders — Payments of Interest”).
      Gain or loss realized on the sale or other disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. You are encouraged to consult your own tax advisors regarding the treatment of capital gains, which may be taxed at lower rates than ordinary income for taxpayers who are individuals, and losses, the deductibility of which is subject to limitations.

Information Reporting and Backup Withholding
      Information reporting requirements apply to interest and principal payments and to the proceeds of sales before maturity. These amounts generally must be reported to the Internal Revenue Service, or IRS. In general, “backup withholding” (currently at a rate of 28%) may apply to any payments made to you of interest on your notes, and to payment of the proceeds of a sale or other disposition of your notes before maturity, if you are a non-corporate U.S. holder and fail to provide a correct taxpayer identification number, certified under penalties of perjury, or otherwise fail to comply with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against your U.S. federal income tax liability if the required information is timely provided to the IRS.
Non-U.S. Holders
      The following summary applies to you if you are a non-U.S. holder. You generally are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner (other than a partnership) of notes that is not a U.S. holder, as described above.

Taxation of Interest
      Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments of interest on the notes under the “portfolio interest” exemption of the Code, provided that:

•	you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our shares;

•	you are not a controlled foreign corporation that is related to us within the meaning of the Code; and

•	the U.S. payor does not have actual knowledge or reason to know that you are a U.S. person and either (1) you certify to the applicable payor or its agent, under penalties of perjury, that you are not a U.S. holder and provide your name and address on IRS Form W-8BEN (or a suitable substitute form) or (2) a securities clearing organization, bank or other financial institution, that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the note, certifies under penalties of perjury that a IRS Form W-8BEN (or a suitable substitute form) has been received from you by it or by a financial institution between it and you and furnishes the payor with a copy of the form or the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with applicable U.S. Treasury regulations.
      If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide a properly executed IRS Form W-8BEN or successor form claiming an exemption from or a reduction of withholding under the benefit of a U.S. income tax treaty, or you provide a properly executed IRS Form W-8ECI claiming that the payments of interest are effectively connected with your conduct of a trade or business in the United States.

Gain on Disposition of Notes
      You generally will not be subject to U.S. federal income and withholding tax on gain realized on the sale, exchange, redemption or other taxable disposition of a note unless:

•	you are an individual present in the United States for 183 days or more in the year of such sale, exchange, redemption or other taxable disposition and specific other conditions are present, or

•	the gain is effectively connected with your conduct of a U.S. trade or business, or, if a U.S. income tax treaty applies, is generally attributable to a U.S. “permanent establishment” you maintain. Please read “— Non-U.S. Holders — Income Effectively Connected with a U.S. Trade or Business.”

Income Effectively Connected with a U.S. Trade or Business
      If you are engaged in a trade or business in the United States and interest, gain or any other income in respect of your notes is effectively connected with the conduct of your trade or business, or, if a U.S. income tax treaty applies, you maintain a U.S. “permanent establishment” to which the interest, gain or other income is generally attributable, you may be subject to U.S. income tax on a net income basis on such interest, gain or income. In this instance, however, the interest on your notes will be exempt from the 30% U.S. withholding tax discussed under the caption “— Non-U.S. Holders — Taxation of Interest”, if you provide a properly executed IRS Form W-8ECI or appropriate substitute form to the payor on or before any payment date to claim the exemption.
      In addition, if you are a foreign corporation, you may be subject to a U.S. branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a U.S. income tax treaty with your country of residence. For this purpose, you must include interest, gain and income on your notes in the earnings and profits subject to the U.S. branch profits tax if these amounts are effectively connected with the conduct of your U.S. trade or business.

Information Reporting and Backup Withholding
      Payments made to you of interest on the notes and amounts, if any, withheld from such payments will be reported to the IRS and to you. U.S. backup withholding tax generally will not apply to payments of interest and principal on the notes if you have provided the required certification that you are a non-U.S. holder as described in “— Non-U.S. Holders — Taxation of Interest” above or otherwise established an exemption, provided that the payor does not have actual knowledge or reason to know that you are a U.S. holder or that the conditions of any other exemptions are not in fact satisfied.
      The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. Payments of the proceeds of a sale of your notes effected through a U.S. office of a broker will be subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN certifying that you are a non-U.S. person and specific other conditions are met or you otherwise establish an exemption. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that:

•	is a United States person as defined in the Code;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless the broker has documentary evidence in its files that you are a non-U.S. person and specific other conditions are met or you otherwise establish an exemption.
      We encourage you to consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION
       Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for old notes unless you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	a broker-dealer that acquired old notes directly from us; or

•	a broker-dealer that acquired old notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;
provided that you acquire the new notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes. Broker-dealers receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the new notes.
      To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement.
      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. In addition, until February 12, 2007, all dealers effecting transactions in the new notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of new notes by brokers-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      We have agreed to pay all expenses incident to this exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
      Each broker-dealer must acknowledge and agree that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.
LEGAL MATTERS
       The validity of the notes offered in the exchange offer will be passed upon for us by Andrews Kurth LLP, Houston, Texas.
EXPERTS
       The consolidated financial statements of Allis-Chalmers Energy Inc. as of and for the years ended December 31, 2005 and 2004 incorporated by reference in this prospectus have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of Allis-Chalmers Energy Inc. as of and for the year ended December 31, 2003 incorporated by reference in this prospectus have been audited by Gordon, Hughes and Banks, LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The financial statements of Delta Rental Service, Inc. and schedules and notes thereto incorporated by reference in this prospectus have been audited by Wright, Moore, Dehart, Dupuis & Hutchinson, LLC, independent certified public accountants, to the extent and for the periods set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The financial statements of Capcoil Tubing Services, Inc. and schedules and notes thereto incorporated by reference in this prospectus have been audited by Curtis Blakely & Co., PC, independent certified public accountants, to the extent and for the periods set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The financial statements of W.T. Enterprises, Inc. and schedules and notes thereto incorporated by reference in this prospectus have been audited by Accounting & Consulting Group, LLP, independent certified public accountants, to the extent and for the periods set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

      The financial statements of Specialty Rental Tools Inc. incorporated by reference in this prospectus have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, independent auditors, to the extent and for the periods set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of DLS Drilling, Logistics and Services Corporation as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference herein in reliance upon the report of Sibille (formerly Finsterbusch Pickenhayn Sibille), independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.
      The financial statements of Petro-Rentals, Incorporated, incorporated by reference in this prospectus have been audited by Broussard, Pochè, Lewis & Breaux, L.L.P., independent auditors, to the extent and for the periods set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
      The financial statements of Oil & Gas Rental Services, Inc., incorporated by reference in this prospectus have been audited by UHY LLP, independent auditors, to the extent and for the periods set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

$255,000,000
Allis-Chalmers Energy Inc.
Offer to Exchange
All Outstanding 9.0% Senior Notes due 2014
for
9.0% Senior Notes due 2014

PROSPECTUS

EXCHANGE AGENT
WELLS FARGO BANK, N.A.
By Registered or Certified Mail:
Wells Fargo Bank, N.A.
MAC N9303-121
P.O. Box 1517
Minneapolis, MN 55480-1517
Attn: Corporate Trust Operations
By Regular Mail/ Hand/ Overnight Delivery:
Wells Fargo Bank, N.A.
Sixth and Marquette
MAC N9303-121
Minneapolis, MN 55479
Attn: Corporate Trust Operations
For Assistance Call:
800-344-5128
Fax Number (for eligible institutions only):
612-667-4927
      UNTIL FEBRUARY 12, 2007, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNUSED ALLOTMENTS OR SUBSCRIPTIONS.
January 3, 2007